                                                                     Exhibit 4.4
                                                                     -----------




                            STOCK PURCHASE AGREEMENT



                                 by and between


                                  APL LIMITED

                                      and

                             COYOTE ACQUISITION LLC



                           Dated as of March 15, 1999

                               TABLE OF CONTENTS

ARTICLE I   Purchase and Sale                                                 1
            -----------------
I.1         Purchase and Sale                                                 1
            -----------------
I.2         Purchase Price                                                    2
            --------------
I.3         The Post-Closing Payment                                          2
            ------------------------
I.4         Payment of Purchase Price                                         4
            -------------------------
I.5         Closing                                                           4
            -------
I.6          Financing Fees; Capitalization                                   4
             ------------------------------
ARTICLE II  Representations and Warranties of APL                             4
            -------------------------------------
II.1        Organization and Authority                                        4
            --------------------------
II.2        Noncontravention                                                  5
            ----------------
II.3        No Governmental Consent or Approval Required                      6
            --------------------------------------------
II.4        Organization and Authority of the Company                         6
            -----------------------------------------
II.5        Capitalization of the Company                                     7
            -----------------------------
II.6        Financial Statements                                              7
            --------------------
II.7        Books and Records                                                 8
            -----------------
II.8        Undisclosed Liabilities                                           9
            -----------------------
II.9        Accounts and Notes Receivable                                     9
            -----------------------------
II.10         Absence of Certain Developments                                 9
              -------------------------------
II.11         Customers                                                      10
              ---------
II.12         Title to Properties                                            11
              -------------------
II.13         Assets                                                         11
              ------
II.14         Contracts                                                      12
              ---------
II.15         Litigation                                                     12
              ----------
II.16         Compliance with Law; Permits                                   13
              ----------------------------
II.17         Employee Benefit Plans                                         13
              ----------------------
II.18         Certain Interests                                              16
              -----------------
II.19         Insurance                                                      16
              ---------
II.20         Consequences of Stock Purchase                                 17
              ------------------------------
II.21         Intercompany Transactions                                      17
              -------------------------
II.22         No Brokers or Finders                                          17
              ---------------------
II.23         Environmental Matters                                          17
              ---------------------
II.24         Intellectual Property                                          19
              ---------------------
II.25         Year 2000 Compliance.                                          20
              --------------------
II.26         Disclosure                                                     21
              ----------
II.27         Labor Relations                                                21
              ---------------
II.28         Working Capital; Net Fixed Assets                              21
              ---------------------------------
ARTICLE III Representations and Warranties of the Purchaser                  21
            -----------------------------------------------
III.1        Organization and Authority                                      22
             --------------------------
III.2        Noncontravention                                                22
             ----------------
III.3        No Governmental Consent or Approval Required                    22
             --------------------------------------------
III.4        Financial Capability                                            23
             --------------------
III.5        Purchase for Investment                                         23
             -----------------------
III.6        Pacer Acquisition                                               23
             -----------------
III.7        Capitalization of the Company                                   24
             -----------------------------
ARTICLE IV  Covenants                                                        24
            ---------


IV.1        Cooperation and Access                                           25
            ----------------------
IV.2        No Solicitation                                                  26
            ---------------
IV.3        Conduct of Business Prior to the Closing                         26
            ----------------------------------------
IV.4        Commercially Reasonable Efforts; Government Approvals            30
            -----------------------------------------------------
IV.5        Use of APL Name and Trademark                                    31
            -----------------------------
IV.6        Confidentiality                                                  32
            ---------------
IV.7        Employee Benefits; Employees                                     32
            ----------------------------
IV.8        Insurance                                                        33
            ---------
IV.9        Warn Act                                                         34
            --------
IV.10        Other Actions                                                   34
             -------------
IV.11        Advice of Changes                                               34
             -----------------
IV.12        Financial Information                                           35
             ---------------------
IV.13        Accounts Payable, Accrued Expenses and Accounts Receivable      35
             ----------------------------------------------------------
IV.14        Pacer Indemnification                                           35
             ---------------------
IV.15        Conduct of Business Following the Closing                       36
             -----------------------------------------
ARTICLE V   Tax Matters                                                      36
            -----------
V.1         Definitions                                                      36
            -----------
V.2         Tax-Related Representations and Warranties                       37
            ------------------------------------------
V.3         Liability for Taxes and Related Matters                          39
            ---------------------------------------
        (a) Liability of APL for Taxes.  APL shall indemnify,
            --------------------------
        defend and hold the Purchaser, the Company and
        their respective officers, directors, employees,
        Affiliates and agents (each, a                                       40
        (b) Liability of Purchaser for Taxes                                 40
            --------------------------------
        (c) Tax Periods                                                      40
            -----------
V.4         Adjustment to Purchase Price                                     40
            ----------------------------
V.5         Tax Covenants                                                    40
            -------------
V.6         Transfer Taxes                                                   43
            --------------
V.7         Information to be Provided by the Purchaser                      44
            -------------------------------------------
V.8         Tax Proceedings                                                  44
            ---------------
        (a) Right to Control Proceedings                                     44
            ----------------------------
        (b) Notice; Reports                                                  44
            ---------------
V.9         Assistance and Cooperation                                       45
            --------------------------
V.10         Survival, Etc.                                                  46
             -------------
ARTICLE VI  Conditions to Closing                                            46
            ---------------------
VI.1        Conditions to the Obligations of the Purchaser                   46
            ----------------------------------------------
        (a) Approvals                                                        46
            ---------
        (b) Orders                                                           47
            ------
        (c) Accuracy of Representations                                      47
            ---------------------------


        (d) Performance of Covenants                                         47
            ------------------------
        (e) Resignation of Directors                                         47
            ------------------------
        (f) Ancillary Agreements                                             47
            --------------------
        (g) Intercompany Accounts                                            47
            ---------------------
VI.2        Conditions to the Obligations of APL                             49
            ------------------------------------
        (a) Approvals                                                        49
            ---------
        (b) Orders                                                           49
            ------
        (c) Accuracy of Representations                                      49
            ---------------------------
        (d) Performance of Covenants                                         49
            ------------------------
        (e) Ancillary Agreements                                             49
            --------------------
        (f) Shareholder Vote.  The shareholders of NOL shall have
        approved the transactions contemplated hereby pursuant
        to an extraordinary general meeting.                                 50
VI.3        Pacer Extension                                                  50
            ---------------
ARTICLE VII Termination                                                      50
            -----------
VII.1       Grounds for Termination                                          50
            -----------------------
VII.2       Effect of Termination                                            52
            ---------------------
VII.3       Interest                                                         53
            --------
ARTICLE VIII Indemnification                                                 54
             ---------------
VIII.1      Survival of Representations, Warranties, Covenants and
            ------------------------------------------------------
            Agreements                                                       54
            ----------
VIII.2      Indemnification                                                  54
            ---------------
VIII.3      Method of Asserting Claims, etc.                                 55
            -------------------------------
VIII.4      Limitation on Damages                                            56
            ---------------------
VIII.5      Exclusive Remedy                                                 57
            ----------------
VIII.6      Insurance Proceeds; Interest                                     57
            ----------------------------
VIII.7      Deductible; Maximum Liability                                    57
            -----------------------------
VIII.8      Tax Losses                                                       58
            ----------
ARTICLE IX Certain Definitions                                               58
           -------------------
IX.1   Certain Definitions                                                   58
       -------------------
ARTICLE X Miscellaneous                                                      66
          -------------
X.1     Amendments                                                           66
        ----------
X.2     Assignment                                                           66
        ----------
X.3     Notices                                                              66
        -------
X.4     Severability                                                         68
        ------------
X.5     Governing Law                                                        68
        -------------


X.6         Interpretation                                                   68
            --------------
X.7         Entire Agreement                                                 68
            ----------------
X.8         Publicity                                                        69
            ---------
X.9         Expenses                                                         69
            --------
X.10         No Third Party Beneficiaries                                    69
             ----------------------------
X.11         Jurisdiction                                                    69
             ------------
X.12         Counterparts                                                    70
             ------------

                                   EXHIBITS

A.      Non-Competition Agreement
B.      Administrative Services Agreement
C.      Information Technology Access and License Agreement Terms
D.      Stacktrain Services Agreement
E.      TPI Chassis Sublet Agreement
F.      Equipment Supply Agreement
G.      Shareholders Agreement
H-1.    Financing Letter of Morgan Stanley & Co., Inc.
H-2.    Financing Letter of Bankers Trust Company
I.      Union Pacific Terms
J.      CSX Memorandum of Understanding
K.      Tax Sharing Agreement
L.      Working Capital Analysis

                                   SCHEDULES
                                   ---------

2.4     Directors and Executive Officers of the Company
2.6(c) Consolidated Accounts Payable, Accrued Expenses and
        Accounts Receivable
2.8     Undisclosed Liabilities
2.9     Accounts and Notes Receivable
2.10    Absence of Certain Developments
2.11    Customers
2.12(b) Real Property
2.14(a) Material Contracts
2.14(b) Noncontravention and Breaches of Material Contracts
2.15    Litigation
2.16    Compliance with the Law/Governmental Permits
2.17(a) Employee Benefit Plans
2.17(g) Employee Benefits Provided After Retirement
2.19    Insurance
2.21    Intercompany Transactions
2.23    Environmental Matters
2.24    Intellectual Property
4.5     APL Corporate Logo
4.7(b) Employees
5.2(b) Tax Returns

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT dated as March 15, 1999, is made by and between Coyote Acquisition LLC, a Delaware limited liability company (the "Purchaser"), and APL Limited, a Delaware corporation ("APL").


                                   RECITALS

          A. APL owns 1,000 shares of Common Stock, no par value (the "Stock") of APL Land Transport Services, Inc., a Tennessee corporation (the "Company"), constituting all of the issued and outstanding capital stock of the Company.

          B. The Company is engaged in the Business (this and other capitalized terms shall have the meanings assigned to such terms in Article IX).

          C. The Purchaser desires to purchase the Stock, and APL desires to sell the Stock to the Purchaser, all on the terms and conditions set forth herein.

          D. The Purchaser and APL desire that this transaction be eligible for election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of the Company by the Purchaser.

          NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                               Purchase and Sale
                               -----------------

          I.1  Purchase and Sale.  Upon the terms and subject to the conditions
               -----------------
of this Agreement, APL shall sell to the Purchaser, and the Purchaser shall purchase from APL, shares of Stock (the "Shares") at the Closing and APL shall deliver at the Closing a certificate evidencing the Shares, properly endorsed, or accompanied by a duly executed stock power duly endorsed, in blank; provided that a portion of the Shares may be purchased by the Company at the Closing with the proceeds of the debt financing contemplated by the Financing Letters. The numbers of shares retained by APL shall be calculated based on (i) the value of the number of shares of Stock of the Company not sold by APL pursuant to this Agreement divided by (ii) the value of each share of Stock of the Company based on the equity investment made by the Purchaser in the Company.

          I.2  Purchase Price.  In consideration for the Shares and as payment
               --------------
in full therefor, the Purchaser shall pay to APL the Purchase Price. The "Purchase Price" is $300 million, of which (i) at least $292.5 million will be in cash payable on the Closing Date and (ii) up to $7.5 million will be in value of shares of Stock of the Company not sold by APL pursuant to this Agreement.
In addition, the Purchaser shall pay to APL up to $15 million in cash (the "Post-Closing Payment") to be earned to the extent that net income before (plus) allocated corporate overhead charges, management fees payable to any Affiliate of the Purchaser, interest, taxes, depreciation, amortization, one-time charges related to the consummation of the transactions contemplated hereby and nonrecurring losses and after (less) one-time benefits related to the consummation of the transactions contemplated hereby and nonrecurring gains ("EBITDA") of the Company for the fiscal year ending December 31, 1999 ("Actual EBITDA") is equal to or greater than $57 million (the "EBITDA Target"). Nonrecurring gains and losses shall be calculated as reasonably agreed by Purchaser and APL, subject to the provisions of Section 1.3 relating to an Objection. The Post-Closing Payment will be reduced by an amount equal to the product of (x) 5.5 and (y) the amount that Actual EBITDA is below the EBITDA Target.

          I.3  The Post-Closing Payment.  Within 90 days of the Company's 1999
               ------------------------
fiscal year end, the Purchaser shall deliver or cause to be delivered to APL an income statement of the Company for the fiscal year ending December 31, 1999(the "Final Income Statement"). The Final Income Statement shall be prepared in accordance with GAAP, consistently applied with the Financial Statements, and shall not include the consolidated or unconsolidated information of any entity or business other than the Company or the Business. The Purchaser shall use commercially reasonable efforts to maintain its books and records such that the Final Income Statement can be so prepared and verified. Not later than 30 days after receipt of the Final Income Statement, APL may deliver to the Purchaser a written notice ("Objection"), setting forth any items with which APL disagrees and a description of the bases for such disagreement.

          In the event that APL delivers an Objection to the Final Income Statement or the Purchaser's calculation of Actual EBITDA, the Purchaser hereby agrees to negotiate in good faith for a period of 30 days after receipt of such Objection, to seek to resolve the difference with respect to the Final Income Statement and calculation of Actual EBITDA. If APL and the Purchaser are unable to resolve all such disagreements within such 30 day period, then no later than seven days following such 30 day period they shall refer their remaining differences to any internationally recognized firm of independent public accountants as to which APL and the Purchaser agree (the "Independent Firm") who shall, acting as experts and not as arbitrators, determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Final Income Statement or the calculation of Actual EBITDA requires adjustment. APL and the Purchaser shall instruct the Independent Firm to deliver its written determination to them no later than the twentieth day after the remaining differences underlying the Objections are referred to the Independent Firm. The Independent Firm's determination shall be conclusive and binding upon APL and the Purchaser absent manifest error. The fees and disbursements of the Independent Firm shall be shared equally by APL and the Purchaser. APL and the Purchaser shall make readily available to the Independent Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Final Income Statement and all other items reasonably requested by the Independent Firm.

          The Post-Closing Payment shall be (i) $15 million if the Actual EBITDA is greater than or equal to $57 million; (ii) $0 if the Actual EBITDA is less than or equal to $54,272,728, and (iii) if the Actual EBITDA is greater than $54,272,728 and less than $57 million, calculated in accordance with the following formula:

             $15 million - (5.5 * (EBITDA Target - Actual EBITDA))

          The Post-Closing Payment shall be due and payable no later than two business days after resolving all Objections; provided that any portion of the Post-Closing Payment as to which there is no disagreement shall be due and payable no later than two business days after resolving all Objections with respect to such amount.

          I.4   Payment of Purchase Price.  If the obligations of the parties to
                -------------------------
proceed with the Closing set forth in Article VI are satisfied or waived, at the Closing, the Purchaser shall pay APL the cash portion of the Purchase Price payable on the Closing Date by wire transfer of immediately available funds to a bank account designated by APL at least two business days prior to Closing.

          I.5   Closing.  The closing (the "Closing") of the purchase and sale
                -------
of the Stock shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place as the parties shall mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing."

          I.6   Financing Fees; Capitalization.  The parties hereto agree that
                ------------------------------
commitment fees set forth in the Financing Letter attached as Exhibit I-1 shall be borne equally by APL and the Purchaser; provided, however, that if and to
                                            --------  -------
the extent any amounts are drawn under the bridge facility contemplated by such Financing Letter to consummate the transactions contemplated by this Agreement, APL shall pay all commitment fees and the Purchaser shall pay all funding fees related thereto.


                                  ARTICLE II

                     Representations and Warranties of APL
                     -------------------------------------

          APL represents and warrants to the Purchaser that:

          II.1  Organization and Authority.  APL is a corporation duly
                --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. APL has the requisite corporate power and authority to execute, deliver and perform this Agreement and such other documents as are contemplated hereunder to be executed and delivered at or prior to the Closing. The execution, delivery and performance by APL of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of APL and the Company. This Agreement constitutes a valid and, assuming due execution and delivery by the Purchaser, binding obligation of APL, enforceable against APL in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles. Upon execution and delivery of the Ancillary Agreements by the parties thereto, such Ancillary Agreements will constitute valid and binding obligations of APL, enforceable against APL in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

          II.2  Noncontravention.  The execution, delivery and performance of
                ----------------
this Agreement by APL, the performance of this Agreement by APL and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any benefit under, (a) the certificate of incorporation or bylaws of APL
(b) any law, regulation, order, judgment or decree applicable to APL or the Company or (c) except as disclosed in Schedule 2.14(b), any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, material purchase order or other material agreement (including any Material Contract), commitment, instrument, permit, concession, franchise or license to which the Company is a party, or by which the Company or its assets may be bound, in each case in clauses (b) or (c) above, which conflict or violation would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, result in a Lien on the Stock or give rise to any material claim against the Company.

          II.3  No Governmental Consent or Approval Required.  No authorization,
                --------------------------------------------
consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance of this Agreement by APL, the performance of this Agreement by APL and the consummation of the transactions contemplated hereby, other than (a) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the expiration or early termination of the waiting period thereunder, (b) the approval of the transactions contemplated hereby by the shareholders of Neptune Orient Lines Limited, a Singapore corporation("NOL"), pursuant to an extraordinary general meeting and (c) any consents, the failure to obtain would not prohibit the consummation of any of the transactions contemplated hereby or give rise to any material claim against the Company.

          II.4  Organization and Authority of the Company.  The Company is a
                -----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Schedule 2.4 correctly lists the current directors and executive officers of the Company. True, correct and complete copies of the respective charter documents of the Company as in effect on the date hereof have been made available to the Purchaser. The Company has no subsidiaries. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of its certificate of incorporation or by-laws.

          II.5  Capitalization of the Company.  The entire authorized capital
                -----------------------------
stock of the Company consists of 2,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no outstanding shares of capital stock of the Company or existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. All securities issued by the Company have been issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder and all applicable state securities or "blue sky" laws, and the Company has complied in all material respects with the Securities Act and all applicable state securities or "blue sky" laws in connection with the issuance of any such securities. APL has good and valid title to all of the Stock, free and clear of all Liens and, subject to applicable securities laws and competition laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto.
At the Closing, good and valid title to the Shares, free and clear of all Liens, encumbrances, equities or claims shall be transferred to the Purchaser. Except as contemplated by this Agreement, there are no contracts, commitments, arrangements, understandings or restrictions to which the Company or to the Knowledge of the Company any other Person is bound relating in any way to any shares of capital stock or other securities of the Company.

          II.6  Financial Statements.  (a)  APL has delivered to the Purchaser
                --------------------
the audited consolidated balance sheets of the Company as of December 25, 1998 (the "Balance Sheet") and the audited consolidated statements of operations and cash flows for fiscal 1996, 1997 and 1998 (together with the Balance Sheet, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly and accurately present the financial position of the Business as of the respective dates thereof and the results of operations, changes in financial position and cash flow of the Business for the respective periods covered thereby. The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and the results of operations of the Company as of the dates thereof or for the periods covered thereby. The Company's operating leases in the Financial Statements have been appropriately classified as such pursuant to GAAP and Statement of Financial Accounting Standards No. 13.

          (b) The Company has no indebtedness for borrowed money ("Indebtedness") owed, as of the date of this Agreement, to any third party (determined in accordance with GAAP).

          (c) Schedule 2.6(c) sets forth a true, correct and complete summary of all consolidated accounts payable, accrued expenses and accounts receivable of the Company as of December 25, 1998 and February 5 and March 5, 1999, which schedule shall set forth the name of the account debtor (in the case of accounts receivable) or account creditor (in the case of accounts payable) and the amount owed by or owing to such account debtor or account creditor (identifying the portion of accounts receivables that are current, 30, 60, 90 and more than 90 days past due).

          (d) The consolidated balance sheet of NOL as of June 30, 1998(the "NOL Balance Sheet") was prepared in accordance with Singapore generally accepted accounting principles and fairly and accurately presents the financial position of NOL as of the date thereof. The NOL Balance Sheet was prepared in accordance with the books of account and other financial records of NOL and includes all adjustments that are necessary for a fair presentation of the financial position of NOL as of the date thereof.

          II.7  Books and Records.  The books of account and other financial and
                -----------------
corporate records of the Company have been maintained in all material respects in accordance with good business and accounting practices consistently applied. The minute books and stock transfer books of the Company are correct, complete and current in all material respects. At the Closing, any documentary and stock transfer tax stamps required in connection with the transfer of the Shares pursuant to this Agreement will be duly affixed for transfer.

          II.8   Undisclosed Liabilities.  The Company has no material
                 -----------------------
liabilities (whether known or unknown and whether absolute, accrued, fixed, contingent or otherwise) except for (a) liabilities or obligations reflected or reserved against on the Balance Sheet in accordance with GAAP, (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet,
(c) liabilities set forth in Schedule 2.8 or any other Schedule or Exhibit hereto and (d) liabilities as to which a separate representation is made in this Agreement; provided that for purposes of this representation liabilities which may be immaterial individually, but are material in the aggregate, shall be deemed to be material. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting the Company which are not adequately provided for or disclosed on the Balance Sheet or in the notes thereto, in each case, to the extent required by GAAP. The Company is not a guarantor of or obligor on any material Liability of any other Person except as set forth in any Schedule or Exhibit hereto.

          II.9   Accounts and Notes Receivable.  Except as set forth in Schedule
                 -----------------------------
2.9, all the accounts receivable and notes receivable owing to the Company as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business. Except to the extent of the reserves on the consolidated books of the Company or set forth in Schedule 2.9, there are no known or asserted claims, refusals to pay or other rights of set-off against any such accounts or notes receivable. Except as set forth in
Schedule 2.9, there is (i) no account debtor or note debtor that to the Knowledge of the Company, has refused or threatened to refuse to pay its currently outstanding obligations in excess of $25,000 to the Company for any reason, or has otherwise made a claim of set-off or similar claim and (ii) to the Knowledge of the Company (without investigation), no account debtor or note debtor that owes the Company amounts in excess of $25,000 in the aggregate is a debtor under applicable bankruptcy laws.

          II.10  Absence of Certain Developments.  Since the date of the Balance
                 -------------------------------
Sheet, except as set forth in Schedule 2.10 or as contemplated by this Agreement, the Company has operated the Business in the ordinary course consistent with past practice in all material respects and there has not been (a) any change or event involving the Company or any of its Affiliates that has had or would reasonably be expected to have a Material Adverse Effect other than changes relating to or arising from general economic, market or financial conditions or generally affecting the industries, including the rail service industry, or markets in which the Company operates, (b) any delivery of a notice of non-renewal or any other failure to renew contracts or agreements which are material to the Company, (c) through the date of this Agreement any loss of any employee who earned more than $75,000 in the most recent fiscal year (in salary, bonus and other case compensation), (d) any acquisition or disposition of assets in a transaction or series of related transactions in excess of $100,000, other than in the ordinary course of Business, (e) any action taken by the Company of the type contemplated by Section 4.3(a)-(i), Section 4.3(k) (other than in connection with the auction of the Company by Morgan Stanley & Co. Incorporated prior to the date of this Agreement), and Section 4.3(l)-(s) hereof, (f) any failure to take any action by the Company of the type contemplated by Section 4.2(j) hereof or (g) any loss, destruction or damage to any owned, leased or licensed property of the Company, whether or not insured, that has had or would reasonably be expected to have a Material Adverse Effect.

          II.11  Customers.  The relationships with the material customers of
                 ---------
the Company are satisfactory working commercial relationships. Schedule 2.11 sets forth a list of the amount of volume and revenue attributable to the twenty largest customers for fiscal 1997 and 1998.

          II.12  Title to Properties.
                 -------------------

          (a)  Personal Property.  Except as disclosed in the Financial
               -----------------
Statements, the Company has, or prior to the Closing will have, good and marketable title to, or a valid leasehold interest in, all material personal properties and assets (whether tangible or intangible) that it purports to own, lease or license free and clear of all Liens other than (a) the lien of current taxes not yet due and payable, (b) Permitted Liens or (c) such other Liens which do not materially detract from the use of the property. Each lease with respect to any material personal property leased by the Company is valid and binding on the Company and in full force and effect, and no termination event or condition or uncured material default on the part of the Company or, to the Knowledge of the Company (without investigation), the lessor exists under any such lease.

          (b)  Real Property.  The Company does not own any real property.
               -------------
Schedule 2.12(b) lists all real properties currently leased or subleased by the Company (collectively, the "Real Property"). The Company has a valid leasehold interest in and quietly enjoys all Real Property shown as leased by it on
Schedule 2.12(b), free and clear of all Liens other than Permitted Liens. Each lease of real property leased by the Company is valid and binding on the Company and in full force and effect, and no termination event or condition or uncured material default on the part of the Company or, to the Knowledge of the Company (without investigation), the landlord exists under any lease of real property.

          II.13  Assets.  At the Closing, the assets owned, leased or licensed
                 ------
by the Company or provided pursuant to an Exhibit to this Agreement together are all those assets necessary for the continued conduct of the Business after the Closing in the same manner as currently conducted. All assets of the Company are reflected in the Financial Statements in accordance with GAAP. The property and equipment reflected in the Financial Statements in the aggregate are well maintained and in good operating condition, and are free from all structural flaws and design and engineering deficiencies which would materially reduce the useful life of such assets in the aggregate, except for reasonable wear and tear and except for items which have been written down in the Financial Statements to a realizable market value or for which depreciation has been taken or adequate reserves have been provided in the Financial Statements.

          II.14  Contracts.  Attached as Schedule 2.14(a) is a true and complete
                 ---------
list of all of the following contracts and agreements to which the Company or any of its respective properties is subject or by which any thereof is bound (collectively the "Material Contracts")(a) contracts with any current officer, director or Affiliate of the Company; (b) contracts for the sale of any of the assets of the Company or for the grant to any person of any preferential rights to purchase any of its assets other than in the ordinary course of business; (c) contracts for the purchase of any of the assets or securities of another person other than in the ordinary course of business; (d) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or, covenants of any other person not to compete with the Company or in any line of business or in any geographical area; (e) indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money; (f) contracts or obligations with all employees, consultants and independent contractors that are material to the Business; and (g) all other agreements, contracts or instruments which the aggregate value of conditional or unperformed services as of the date hereof exceeds $100,000 for any single contract or $1,000,000 in the aggregate for all such contracts. Except as disclosed in Schedule 2.14(b), each Material Contract is in full force and effect; and no breach or default or event which would (with the passage of time, notice or both) constitute a breach or default or result in the loss of any material benefit thereunder by the Company or, to the Knowledge of APL or the Company (without investigation), any other party or obligor with respect thereto, exists and is continuing which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom.

          II.15  Litigation.  Except as disclosed in Schedule 2.15, as of the
                 ----------
date of this Agreement, there is no written claim, filed complaint, arbitration, action, suit, proceeding or, to the Knowledge of APL or the Company, investigation pending or threatened, against or affecting (a) the Company or any of its properties or (b) any officer, director or employee of the Company in reference to actions taken by them in such capacities. Except for laws of general application or as disclosed in Schedule 2.15, the Company is not subject to any outstanding subpoena that is material to the Business or any order, injunction, judgment, decree, ruling, writ or arbitration award of any court or Governmental Entity.

          II.16  Compliance with Law; Permits.  Except as set forth in Schedule
                 ----------------------------
2.16, the Company is, and during the past two years has been, in material compliance with all laws, regulations, orders, judgements and decrees of any Governmental Entity which are applicable to the Company. The Company holds all Permits that are required by any Governmental Entity to permit it to conduct the Business as now conducted. Each Permit held by the Company is in full force and effect, and the transactions contemplated herein (including but not limited to the change of corporate name) will not affect the continuing validity of any such Permit. To the Knowledge of APL or the Company (without investigation), no suspension, cancellation or termination of any of such material Permits is threatened or imminent. Schedule 2.16 contains a list of all of the Permits which are material to the Company. Copies of such Permits have been provided to Purchaser or its counsel or will be so provided upon request.

          II.17  Employee Benefit Plans.  (a)  All benefit and compensation
                 ----------------------
plans and contracts maintained by APL or the Company which cover current employees of the Company (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, workers compensation benefits and employment agreements (the "Benefit Plans"), are listed in Schedule 2.17(a). True and complete copies of (i) all Benefit Plans and insurance contracts forming a part of any Benefit Plans, and all amendments thereto (ii) the three most recent Form 5500 Annual Reports, including related schedules and audited financial statements and opinions of independent certified public accountants, (iii) the most recent tax qualification determination letter, if any, received from or applications pending with the Internal Revenue Service, (iv) the most recent actuarial report, if any and (v) the most recent nondiscrimination testing results under Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code have been provided or made available to Purchaser.

          (b) All Benefit Plans, to the extent subject to ERISA, have at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA, the Code and other applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the Knowledge of APL and the Company there are no circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of APL or the Company threatened, lawsuits, claims (other than routine claims for benefits), investigations or audits relating to the Plans. The Company has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c) No liability, contingent or otherwise, under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(c)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company has not maintained or contributed to at any time during the five-year period preceding the date of this Agreement any employee pension benefit plan which is a multi-employer plan, within the meaning of Section 3(37) of ERISA, which is subject to Title IV of ERISA.

          (d) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

          (e) (i) All contributions or payments made or deemed to have been made with respect to each Benefit Plan that is a deferred compensation plan, including any pension plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code and are not presently, and have never been during the years to which they relate, subject to any material excise tax under Section 4972 of the Code, (ii) as of the Effective Time, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of a Benefit Plan or by any law or government agency, (including under Part 3 of ERISA) shall have been made in all material respects with respect to each Benefit Plan, (iii) all contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in all material respects in accordance with the appropriate plan documents, financial statement, actuarial report, collective bargaining agreements or insurance contracts or arrangements, and
(iv) with respect to each Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA (a "Welfare Plan") that is partially or fully funded through a trust, all tax deductions claimed by the Company or any of its Subsidiaries relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by the Company or any of its Subsidiaries or the trust, have, to the Knowledge of the Company, been made in a timely manner.

          (f) Except as provided under Section 4.7 hereof, the consummation of the transactions contemplated by this Agreement (either alone or together with the occurrence of any related event such as termination of employment) will not
(i) entitle any employees of the Company to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Benefit Plans.

          (g) Except as set forth in Schedule 2.17(g), no Benefit Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage mandated by Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

          (h)  No Parachute Payments.  As a direct or indirect result of the
               ---------------------
Purchaser's purchase of the Stock, neither the Company nor the Purchaser will be obligated to make a payment, or give a benefit or right, to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          II.18  Certain Interests.  (a)  No officer or director of APL or the
                 -----------------
Company is indebted or otherwise obligated to the Company, and the Company is not indebted or otherwise obligated to any such officer or director, except for amounts due under Benefit Plans or normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses.

          (b) No director, officer or Affiliate of the Company owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity (other than the Company or an entity which is a direct or indirect subsidiary or parent of the Company) which is (i) a competitor, customer, lessor, tenant, creditor or debtor of the Company, (ii) engaged in a business directly and materially related to the business of the Company or (iii) otherwise has a material financial interest in any transaction to which the Company is a party, except for the ownership of less than 5% of the outstanding capital stock of any publicly traded corporation.

          II.19  Insurance.  Schedule 2.19 contains in all material respects a
                 ---------
complete and correct list of all effective insurance policies which cover the Business, properties and assets of the Company and all premiums due thereon have been paid. The insurance coverage provided by insurance policies listed in
Schedule 2.19 is adequate and
suitable for the Business of the Company. No notice of cancellation or non-renewal has been received by the Company and the Company is not in default under any such policy. The Financial Statements do not reflect any reserves for any insurance programs.

          II.20  Consequences of Stock Purchase.  Neither any Person who now has
                 ------------------------------
material business dealings with the Company nor any officer of the Company has notified the Company or APL, and neither APL nor the Company has a reasonable basis to believe, that any such Person would or might cease business dealings or employment with the Company after the Closing.

          II.21  Intercompany Transactions.  All material transactions between
                 -------------------------
the Company and any Affiliate of the Company for fiscal 1996, 1997 and 1998 are reflected in the Financial Statements. A list and brief description of the material transactions between the Company and any Affiliate thereof transacted during fiscal 1998 are set forth on Schedule 2.21 hereto. Except for liabilities or obligations which are or were set forth in the Financial Statements or this Agreement, incurred in the ordinary course of business since the date of the Balance Sheet (and which are not, individually or in the aggregate, material to the Company) or that are contemplated by, or will be discharged or terminated pursuant to, this Agreement, there are no outstanding liabilities or obligations for amounts owing to or from, or leases, contracts or other commitments or arrangements between the Company and APL or any other Affiliate of APL (other than the Company).

          II.22  No Brokers or Finders.  No agent, broker, finder, or investment
                 ---------------------
or commercial banker (other than Morgan Stanley & Co. Incorporated, as to whose fees and expenses APL has full responsibility and neither the Company nor the Purchaser shall have any responsibility) or other Person or firm engaged by or acting on behalf of APL or the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

          II.23  Environmental Matters. Except as disclosed on Schedule 2.23 or
                 ---------------------
as to matters as to which none of APL or its Affiliates (including the Company) would be liable under applicable Environmental Law:

          (a) the Company complies and at all times has complied in all material respects with all applicable Environmental Laws;

          (b) the properties (including without limitation soils, groundwater, surface water, buildings and other structures) currently owned, leased, operated, managed or controlled by the Company are not contaminated with any Hazardous Substance and do not contain any underground storage tanks;

          (c) the properties formerly owned, leased, operated, managed or controlled by the Company were not contaminated in any material respect with any Hazardous Substance during such period of ownership, lease, operation, management or control;

          (d) the Company has not received any claim alleging liability and, to the Knowledge of the Company (without investigation), is not subject to liability, for any Hazardous Substance contamination at any location (including without limitation any location to which any Hazardous Substance has been generated, treated, stored or disposed by or on behalf of the Company);

          (e) neither APL nor the Company has received any claim, notice, demand letter or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law;

          (f) the Company is not subject to any order, decree, injunction or directive from any Governmental Entity, or to any indemnity or other agreement with any third party, relating to liability under any Environmental Law or to Hazardous Substances; and

          (g) to the Knowledge of the Company (without investigation), there are no other circumstances or conditions involving any of the Company or APL that could reasonably be expected to result in any material claim, liability, investigation, cost or loss to the Company or any material restriction on the ownership, use or transfer of any property by the Company pursuant to any Environmental Law.

     The parties agree that the property in Kearny, New Jersey subject to the Lease Agreement between Consolidated Rail Corporation, as lessor, and American President Intermodal Company, Ltd., shall be deemed to be a currently leased and formerly leased facility only for purposes of Section 2.23(b) and (c) above.

          II.24  Intellectual Property.  (a)  Except as set forth on Schedule
                 ---------------------
2.24, (i) the Company is the sole owner, free of any lien or encumbrance, of, or has a valid license or otherwise the right to use, and at Closing will have a valid license or the right to use, without any obligation to make any royalty or other fixed or contingent payments, or otherwise on commercially reasonable terms, all U.S. and foreign patents, copyrights, Computer Software and databases, trademarks, service marks, trade names, logos and trade dress, whether or not registered, trade secrets, know-how, proprietary and intellectual property rights and information, including, without limitation, all grants, registrations and applications relating thereto (collectively, "Intellectual Property Rights") used in the conduct of the Business as now conducted (such Intellectual Property Rights owned by or licensed to the Company, or which the Company has the right to use, collectively, the "Company Rights"), and shall provide the Purchaser a list of such Company Rights prior to the Closing Date;(ii) the Company's rights in the Company Rights are valid and enforceable;
(iii) the Company has received no written demand, claim, or notice from any Person in respect of the Company Rights which challenges or threatens to
challenge   the validity of, or the rights of the Company in, any such Company
Rights, and the Company knows of no valid basis for any such challenge; (iv) (A) the Company is not in violation or infringement of, and (B) to the Knowledge of the Company (without investigation) has not violated or infringed, any Intellectual Property Rights of any other Person; (v) to the Knowledge of the Company (without investigation), no Person is infringing any Company Rights; and
(vi) the Company has not granted any license with respect to any Company Rights to any Person. The Computer Software owned by the Company or licensed or otherwise made available to the Company through the Information Technology Access and License Agreement (the "Included Software") comprises all the Computer Software necessary for the conduct of the Business after the Closing in the same manner as currently conducted.

          (b) Schedule 2.24 contains a complete and accurate list of material Company Rights and all license and other agreements relating thereto (excluding licenses for off-the-shelf software).

          (c) For purposes hereof, "Computer Software" means all programs or routines used to cause a computer to perform a task or a desired set of tasks, the documentation required to describe and maintain these programs and all related codes, including without limitation programs or routines for operating systems and computer applications.

          II.25  Year 2000 Compliance.  The Computer Software included in the
                 --------------------
Included Software that was developed by APL or the Company and related hardware are capable of providing, or are being adapted to provide pursuant to a Year 2000 ("Y2K") compliance program adopted and in the process of being implemented by APL (the "Y2K Program"), in all material respects uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof without error relating to date data and date-dependent data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century ("Y2K Compliant").
To the Knowledge of APL, the software and related hardware that are licensed by APL or the Company from third parties and are material to the Business are Y2K Compliant or are being adapted to become Y2K Compliant pursuant to the Y2K Program. Prior to the date of this Agreement, APL has discussed with the Purchaser and its advisors the material steps that it has taken to become Year 2000 compliant and the costs expected to incur in connection therewith. The Y2K Program has been designed to render the Included Software in all material respects Y2K Compliant. Between the date hereof and the Closing, APL and the Company will use their commercial reasonable efforts, and following the Closing APL will use its commercially reasonable efforts to implement the Y2K Program. If the Y2K Program is implemented in accordance with its terms, Y2K compliance will be in all material respects achieved prior to the year 2000.

          II.26  Disclosure.  (a) The information regarding the Company
                 ----------
contained in the Financial Statements and this Agreement, taken together, does not contain any untrue statement of a material fact regarding the Company or omit to state a material fact regarding the Company necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading.

          II.27  Labor Relations.  (a) There is no unfair labor practice, charge
                 ---------------
or complaint or other proceeding pending or, to the Knowledge of APL threatened, against the Company or directly affecting the Business before the National Labor Relations Board or any other Governmental Entity; (b) there is no labor strike, slowdown or stoppage pending or, to the Knowledge of APL, threatened, by the employees of the Company against the Company or directly affecting the Business, nor has there been any such activity within the past two years against the Company or directly affecting the Business; (c) there are no pending collective bargaining negotiations relating to the employees of the Company; and (d) (i) there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Company, (ii) no such petitions have been pending within the past five years and (iii) to the Knowledge of APL (without investigation), there has not been any general solicitation of representation cards by any union seeking to represent the employees of the Company as their exclusive bargaining agent at any time within the past five years.

          II.28  Working Capital; Net Fixed Assets.  As of the date hereof and
                 ---------------------------------
as of the Closing Date, the Company's Working Capital will not be less than $(16,700,000) and the Company's Net Fixed Assets will not be less than $95,000,000.


                                  ARTICLE III

                Representations and Warranties of the Purchaser
                -----------------------------------------------


          The Purchaser hereby represents and warrants to APL that:

          III.1  Organization and Authority.  The Purchaser is a limited
                 --------------------------
liability company duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes a valid and, assuming due execution by APL, binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. Upon execution and delivery of the Ancillary Agreements to which the Purchaser is to be a party by the parties thereto, such Ancillary Agreements will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

          III.2  Noncontravention.  The execution, delivery and performance of
                 ----------------
this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under (a) the charter documents of the Purchaser, (b) any law, regulation, order, judgment, or decree applicable to the Purchaser or (c) any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease or other material agreement, commitment, instrument, permit, concession, franchise or license to which the Purchaser is a party or by which the Purchaser or its assets may be bound, in each case in clauses (b) or (c) above, which conflict or violation would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

          III.3  No Governmental Consent or Approval Required.  No
                 --------------------------------------------
authorization, consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental

Entity or any other Person is required for or in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, other than (a) the filing of notification under the HSR Act and the expiration or early termination of the waiting period thereunder and (b) any consents, the failure to obtain would not prohibit the consummation of the transactions contemplated hereby.

          III.4  Financial Capability.  The Purchaser has delivered to APL
                 --------------------
complete and correct executed copies of letters with respect to the debt financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby, which are attached as Exhibits H-1 and H-2 hereto. The Financing Letters are in full force and effect and constitute the only understanding of the lenders and the Purchaser with respect to the lenders' obligations to fund such debt financing. Assuming satisfaction of all applicable conditions hereunder and as set forth in the term sheets and the commitment letter which constitutes the Financing Letters and full funding thereunder, such financing, together with the other funds available to the Purchaser, will provide sufficient funds to consummate the transactions contemplated hereby.

          III.5  Purchase for Investment.  The Purchaser is purchasing the Stock
                 -----------------------
for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. The Purchaser acknowledges that the Stock is not registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any applicable foreign securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.

          III.6  Pacer Acquisition.  The Agreement and Plan of Merger, dated
                 -----------------
February 22, 1999, by and among Mile High Acquisition Corp. ("Mile High"), Pacer International, Inc. ("Pacer") and stockholders of Pacer (the "Pacer Merger Agreement"), has been duly authorized, executed and delivered by Mile High and is enforceable against Mile High in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights and to general equitable principles. No Affiliate of Apollo Management, L.P. other than Mile High is an obligor under the Pacer Merger Agreement. Mile High is not in breach of its obligations under the Pacer Merger Agreement and, to the Knowledge of the Purchaser (without investigation), no other party is in breach of its obligations under the Pacer Merger Agreement. The Purchaser intends to close the transactions contemplated by the Pacer Merger Agreement (the "Pacer Transaction") immediately following the closing of the transaction contemplated by this Agreement.

          III.7  Capitalization of the Company.  Immediately following the
                 -----------------------------
closing of the transaction contemplated by this Agreement (but not the Pacer Transaction), the ownership of the shares of the Purchaser and APL in the Company will be based on the amount invested or retained by each such party in the Company, and the value of each share issued or retained by each shall be the same for purposes of such calculation. Immediately following the closing of the Pacer Transaction, the Company will own all the outstanding common stock of Pacer. Except as set forth in the shareholders agreement referred to in the Pacer Merger Agreement, financing documents relating to the transactions contemplated hereby, Company stock option plans and the charter and bylaws of the Company (a copy of each of which has been delivered to APL on or before the date of this Agreement), or as otherwise contemplated by this Agreement, as of the Closing Date there will be no contracts, commitments, arrangements, understandings or restrictions to which the Company or any other Person will be bound relating in any way to the shares of capital stock or other securities of the Company.


                                  ARTICLE IV

                                   Covenants
                                   ---------


          IV.1  Cooperation and Access.  (i)  From and after the date hereof,
                ----------------------
upon reasonable advance notice, APL shall cause the Company to permit the Purchaser and its attorneys, consultants, lenders, equity investors (other than an APL Competitor as defined in the Stacktrain Services Agreement), accountants and other representatives to access, during regular business hours, the assets, employees, books, contracts, commitments, personnel, lenders and advisors

(including, without limitation, Tax Returns filed and those in preparation, workpapers and other items relating to Taxes) of the Company and shall furnish, or cause to be furnished, to the Purchaser and its representatives such financial, tax and operating data and other available information with respect to the Business as the Purchaser shall from time to time reasonably request; provided, however, that no such access shall be undertaken in such a manner as
--------  -------
would reasonably be expected to interfere with in any material respect with the Company and its operation of the Business; provided further that all information
                                           -------- -------
received by the Purchaser and given by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby shall be held by the Purchaser and its Affiliates, agents and representatives confidential pursuant to the terms of the Confidentiality Agreement. Such investigation as provided for in this Section 4.1 shall include, among other things, the receipt of relevant financial information, the review of any relevant contractual obligations of the Company, the conducting of discussions with the Company's management and, with the Company's prior consent (such consent not to be unreasonably withheld or delayed), other employees and customers of the Company, environmental review (including, if reasonably necessary, environmental testing), review and valuation of all pension, health, retiree or other ERISA related liabilities and such other investigations and valuations as may be deemed reasonably necessary by the Purchaser. The cost of any such investigation shall be borne by the Purchaser and no such investigation shall be undertaken in a manner as would reasonably be expected to interfere in any material respect with the timing of the transactions contemplated by this Agreement.

          IV.2  No Solicitation.  From the date hereof and through the Closing
                ---------------
(the "Nonsolicitation Period"), each of the Company and APL shall, and shall cause their respective representatives, affiliates, agents, financial advisors and employees (collectively, "Representatives") to, refrain from soliciting, discussing, providing information to or negotiating, directly or indirectly, with any third party (other than Purchaser and its Representatives) any inquiries, proposals or offers with respect to the sale of the Common Stock or any portion of the Company's assets or securities (an "Acquisition Proposal") (other than sales and other dispositions of assets in the ordinary course of business which are not material to the Business); provided,
                                                  --------
however, that, subject to the provisions of Section 7.2, at any time prior to
-------
the earlier of (i) April 30, 1999 and (ii) the time the shareholders of NOL shall have voted to approve this Agreement, if NOL or APL shall receive from any third party an unsolicited Acquisition Proposal and determines in good faith upon the advice of its financial advisors that such unsolicited Acquisition Proposal is superior in its terms to the terms contemplated hereunder, NOL or APL may, and may authorize and permit its Representatives to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to implement such Acquisition Proposal, recommend or endorse such Acquisition Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to such Acquisition Proposal. NOL or APL shall promptly advise the Purchaser following the receipt by NOL or APL of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise the Purchaser of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

          IV.3  Conduct of Business Prior to the Closing.  From the date hereof
                ----------------------------------------
until the Closing, except as contemplated by this Agreement or the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, APL agrees that it shall cause the Company, subject to the provisions of this Section 4.3, to conduct the Business in the ordinary and usual course consistent with past practice, and use its commercially reasonable efforts to preserve intact the Business and related relationships with customers, rail carriers and other third parties and keep available the services of its officers and employees. From the date hereof until the Closing, except as contemplated by this Agreement or as the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, NOL and APL agree that they:

          (a) shall not permit the Company to issue or transfer any capital stock of the Company or any security convertible into or exchangeable for any such capital stock or any right to acquire any such capital stock or pledge or hypothecate shares of capital stock of the Company to secure existing credit facilities;

          (b) shall not permit the Company to make any change in its certificate of incorporation or bylaws;

          (c) shall not permit the Company to incur or assume any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practice;

          (d) shall not permit the Company to liquidate, dissolve or otherwise reorganize or seek protection from creditors;

          (e) shall not permit the Company to adopt or amend in any material respect any Benefit Plan including, without limitation, any employment, severance, retention or similar agreements or arrangements;

          (f) shall not permit the Company to grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

          (g) shall not permit the Company to increase or agree to increase the compensation payable or to become payable, other than increases in accordance with past practice which are not material, to any of its officers or employees or enter into any collective bargaining agreement;

          (h) shall not permit the Company to (i) enter into any lease for real property, except renewals of existing leases in the ordinary course of business or (ii) enter into any operating lease without the prior written consent of the Purchaser, unless the annual payments under such lease and all other operating leases entered into by the Company since the date of the Agreement, in the aggregate, does not result in a net increase in payments under operating leases which exceeds $1 million per year;

          (i) shall not permit the Company to enter into any contract or agreement or engage in any other type of transaction with APL or any of its Affiliates (other than the Company) other than in the ordinary course of business consistent with past practice or enter into any contract or agreement that provides for payments that exceed $10 million per year;

          (j) shall cause the Company to promptly notify the Purchaser of (i) any material adverse change in its condition (financial or otherwise), business, prospects, properties, assets, liabilities or the normal course of its business or of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach of any representation or warranty contained herein;

          (k) shall not permit the Company to authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the transactions contemplated in this Agreement), release or relinquishment of any material contract rights, or any acquisition or disposition of assets or securities other than in the ordinary course of business consistent with past practice;

          (l) shall not make with respect to the Company or permit the Company to (i) make, change or revoke any material Tax election other than the
     Section 338 Election, (ii) settle or compromise any dispute involving a material Tax liability or (iii) change any material practice with respect to Taxes;

          (m) shall not permit the Company to (i) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (n) shall not permit the Company to make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually or in a series of related transactions, is in excess of $100,000 or, in the aggregate, are in excess of $500,000 except as otherwise in the ordinary course of business consistent with past practice or in order to satisfy contractual commitments to customers;

          (o) shall not permit the Company to change any significant accounting principles or practices;

          (p) shall not permit the Company to enter into any agreements containing restrictive covenants that prohibit or materially limit the Business (including, but not limited to, any covenant not to compete, which shall be deemed to materially limit the Business) that would survive the Closing other than as contemplated by this Agreement;

          (q) shall not permit the Company to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements or incurred thereafter in the ordinary course of business, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, nonsolicitation or similar agreement to which the Company is a party;

          (r) shall not permit the Company to take, or agree (in writing or otherwise) or resolve to take any action reasonably likely to result in a Material Adverse Effect; or

          (s) agree or commit itself (in writing or otherwise) or resolve to take any of the foregoing actions.

Notwithstanding the foregoing, prior to Closing, APL shall be entitled, except as may be required to meet the conditions at Closing set forth in Section 6.1, to eliminate all intercompany loans, advances and other extensions of credit between the Company, on the one hand, and APL or an Affiliate of APL (other than the Company), on the other hand, and transfer all cash and cash equivalents of the Company to APL.

          IV.4  Commercially Reasonable Efforts; Government Approvals.
                -----------------------------------------------------

          (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable laws and regulations in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of the parties hereto (including using its best reasonable efforts to satisfy the conditions set forth in Sections 6.1(k) by April 30, 1998 and 6.1(l) by Closing) and (iii) (to use its best efforts, in the case of APL) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Purchaser, APL or the Company in connection with the acquisition of the Shares or the taking of any action contemplated by this Agreement. In addition, following the Closing APL will ensure that LTS shall have access to the 48' expandible APL Chassis provided for in the Equipment Supply Agreement upon termination of the Stacktrain Services Agreement.

          (b) Subject to appropriate confidentiality protections, each of the parties hereto shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and shall provide the other party with copies of all filings made by such party with any Governmental Entity and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (c) Without limiting the generality of the foregoing, the Purchaser and APL agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Stock and the transactions contemplated by this Agreement and (ii) without in any way limiting the other provisions of this Section 4.4, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than 10 Business Days after the date hereof, and thereafter use its reasonable best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Each party hereto shall provide to the other copies of all correspondence between it (or its advisor) and any Governmental Antitrust Entity relating to the acquisition of the Stock or any matters described in this
Section 4.4. Each party hereto agrees that the other party shall have the right to participate in any meeting between the first party and any Governmental Antitrust Entity relating to the acquisition of the Stock or any matters described in this Section 4.4.

          IV.5  Use of APL Name and Trademark.  The Purchaser acknowledges and
                -----------------------------
agrees that APL intends to cause the Company to change the corporate name of the Company to eliminate the name "APL" prior to the Closing. Purchaser agrees that, after the Closing, it will cause the Company to cease all use of the name "APL" and the corporate "eagle" logo, a representation of which is attached hereto as Schedule 4.5 (the "Logo"); provided, however, following the Closing,
                                     --------  -------
the Company (i) shall have the right to continue to use the name of "APL" and the Logo as affixed to products, labeling, packaging materials, Company stationary, business forms or promotional materials as of the Closing Date until the depletion of existing inventories but in no event after December 31, 1999 and (ii) shall not be obligated to eliminate the name "APL" or the Logo as affixed to railcars, containers and chassis as of the Closing until such time as the Purchaser shall decide to undertake the repainting, sale or decommissioning of such assets. APL hereby grants the Company a non-exclusive license to use the name "APL" and the Logo solely for the foregoing purposes and limited time periods.

          IV.6  Confidentiality.  Each party hereto, at all times prior to the
                ---------------
Closing and after any termination of this Agreement, will hold all confidential information provided to such party by or on behalf of the other party hereto in confidence pursuant to the terms of the Confidentiality Agreement. Upon any termination of this Agreement, each party hereto will promptly return to the other party such information provided to the first party, including any copies of such information. Each party hereto acknowledges that the other party would be irreparably harmed by a breach of this Section 4.6 and that there would be no adequate remedy at law or in damages to compensate the other party for any such breach and agrees that, in addition to any other remedy, the other party shall be entitled to one or more injunctions requiring specific performance by the first party of this Section 4.6, and the first party consents to the entry thereof.

          IV.7  Employee Benefits; Employees.  (a)  Each employee benefit plan
                ----------------------------
provided to employees of the Company after the Closing shall give full credit for each participant's period of service with the Company or its Affiliates prior to the Closing for purposes of determining eligibility and vesting of benefits, but not accrual or amount of benefits, to the same extent such service was credited for comparable purposes under the Company's Benefit Plans prior to the Closing. Effective as of the Closing, APL shall take all actions necessary to cause Employees to become fully vested in their accrued benefits under each Pension Plan. Each employee welfare benefit plan provided to the employees of the Company from and after the Closing shall (i) give full credit for copayments, deductibles and out-of-pocket expenses under the Company's Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs, and (ii) waive any pre-existing condition limitation for any employee covered under a Welfare Plan immediately prior to the Closing, unless such pre-existing condition was not covered under the applicable Welfare Plan. APL shall cause each Welfare Plan to remain solely responsible and to satisfy all liabilities for all claims incurred by Employees under such Welfare Plans prior to the Closing.

          (b) As of the Closing, the Employees of the Company shall be those persons listed on Schedule 4.7(b) hereto (unless an Employee voluntarily terminates his or her employment), as such Schedule may be amended prior to

Closing by mutual agreement of the parties hereto. Following the Closing, APL shall be solely liable for, and shall indemnify Purchaser and the Company against (i) any obligations to former employees of the Company or current or former employees of APL (who have performed services for the Company) in respect of their employment or termination of employment including, without limitation, obligations for severance or termination pay, COBRA benefits, workers compensation benefits and other Benefit Plan obligations and (ii) any obligations to Employees of the Company under any Benefit Plan, none of which will be assumed or continued by the Company or Purchaser following the Closing.

          IV.8  Insurance.
                ---------

          (a) APL shall use commercially reasonable efforts to ensure that any insurance coverage for any claims that arise out of or are related to occurrences prior to the Closing relating to the Company or the Business will continue with respect to such occurrences following the Closing, and APL agrees to pay promptly to the Company insurance proceeds (net of any expenses of APL incurred in defense of such claim) resulting from such coverage promptly after receipt thereof ("Insurance Proceeds"). The amount of Insurance Proceeds payable to the Company shall also include the amount of any deductible withheld from any such insurance proceeds. From and after the date hereof, APL shall diligently pursue for the benefit of the Purchaser, consistent with its past practice, insurance coverage for any claims filed with third party insurers prior to the Closing relating to the Company or the Business for periods on or prior to the Closing. Following the Closing, the Company shall be responsible for the control of all claims filed with third party insurers, subject to the control exercised by any insurers in accordance with the applicable insurance policies. APL shall also pay the Company for any uninsured cargo claims that arise out of or are related to occurrences prior to the Closing to the extent such claims are not recovered from a rail carrier.

          (b) Except as provided in Section 4.8(a), as of the Closing, the coverage under all insurance policies related to the Company shall continue in force only for the benefit of APL and its Affiliates and not for the benefit of the Purchaser. Purchaser agrees to use commercially reasonable efforts to arrange for its own insurance policies with respect to the Company. Purchaser also agrees not to seek, through any means, to benefit from APL's or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Company on or prior to the Closing, except as provided in Section 4.8(a).

          IV.9   Warn Act.  The Purchaser shall comply with The Worker
                 --------
Adjustment Retraining Notification Act (the "Warn Act") and shall indemnify APL against liability thereunder with respect to Employees whose employment with the Company is terminated following the Closing.

          IV.10  Other Actions.  Prior to the Closing, APL, the Company and the
                 -------------
Purchaser shall not take or omit to take any action, the taking or omission of which would reasonably be expected to result in any of the representations and warranties of such party set forth in this Agreement becoming materially untrue or inaccurate.

          IV.11  Advice of Changes.  Prior to the Closing, APL and the Purchaser
                 -----------------
shall confer on a regular and frequent basis with respect to matters contemplated hereby as reasonably requested by APL or the Purchaser. In that regard, APL shall report on operational matters and promptly advise the Purchaser and, if requested by the Purchaser in writing, of any material change with respect to the Company, and the Purchaser, if requested by APL in writing, shall report on the status of the debt financing contemplated by the Financing Letters and the closing of the Pacer Transaction.

          IV.12  Financial Information.  Prior to the Closing, APL shall furnish
                 ---------------------
to the Purchaser (i) as soon as available but in any event within 15 days of each four week accounting period, the unaudited consolidated balance sheets and income statements of the Company (prepared in accordance with GAAP consistently applied), showing the Company's financial condition as of the close of such period and the results of operations during such period and for the then elapsed portion of the Company's fiscal year, in each case setting forth the comparative figures for the fiscal 1999 budget, (ii) as soon as available, but in any event within 30 days of the end of the first and second fiscal quarters of fiscal 1999, the unaudited consolidated balance sheets and income statements of the Company (prepared in accordance with GAAP consistently applied), showing the Company's financial condition as of the end of such fiscal quarter and the results of such operations during such quarter and for the then elapsed portion of the Company's fiscal year, setting forth the corresponding figures for the corresponding quarter in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year and (iii) such other financial information as is reasonably requested by the Purchaser that is readily accessible from the Company's accounting records and does not impose any undue burden or cost to prepare.

          IV.13  Accounts Payable, Accrued Expenses and Accounts Receivable.  At
                 ----------------------------------------------------------
least two business days prior to the Closing, APL shall provide a true, correct and complete listing of all consolidated accounts payable, accrued expenses and accounts receivable of the Company as of the most reasonably practicable recent date, which schedule shall set forth the name of the account debtor (in the case of accounts receivable) or account creditor (in the case of accounts payable) and the amount owed by or owing to such account debtor or account creditor (identifying the portion of accounts receivable that is current, 30, 60, 90 and more than 90 days past due).

          IV.14  Pacer Indemnification.  The Purchaser shall cause the
                 ---------------------
stockholders of Pacer (rather than the Purchaser itself) to pay promptly to APL a percentage (equal to the relative equity interests of APL and the Purchaser in the Company immediately following the closing of the transaction contemplated by this Agreement) of any amounts (if any) to which the Purchaser or any of its Affiliates are entitled and are to be paid directly from such stockholders pursuant to the Pacer Merger Agreement, whether pursuant to the indemnification provisions thereof or otherwise, following the closing of the Pacer Transaction.

          IV.15  Conduct of Business Following the Closing.  From the date of
                 -----------------------------------------
the Closing until the end of fiscal 1999, except as APL shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Purchaser agrees that the Company shall conduct the Business in good faith taking into account the conduct of the Business prior to Closing and the desire of both parties to achieve the EBITDA Target and shall not permit the Company to enter into any contract or agreement or engage in any other type of transaction with Pacer, Apollo Management, L.P. ("Apollo") or any of their Affiliates other than (i) on an arms' length basis or (ii) management fees and expense reimbursements payable to Apollo.

                                   ARTICLE V

                                  Tax Matters
                                  -----------


          V.1    Definitions. For purposes of this Agreement, "Taxes" shall mean
                 -----------
all federal, state, local and foreign taxes, including without limitation, income, property, sales and use, excise, withholding, franchise, environmental, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or similar taxes imposed on the income, properties or operations of the Purchased Entity or the Seller's Group, together with any penalties, additions or interest relating thereto and any interest in respect of such additions or penalties. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise. "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter or a portion of a Taxable Period, in the case of a Taxable Period that begins before and ends after the Closing) with respect to which any Tax may be imposed under any applicable statute, rule or regulation. "Tax Reserve" shall have the meaning set forth in Section 5.2(d). "Tax Return" shall mean all reports, returns and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) filed or required to be filed with respect to Taxes including, without limitation, combined or consolidated returns for any group of the Seller's Group.

          V.2    Tax-Related Representations and Warranties.
                 ------------------------------------------

          (a)    Tax Allocation Agreements.  APL represents and warrants to the
                 -------------------------
Purchaser that the Purchased Entity neither is a party to nor has any liability under any agreement, contract or understanding relating to any sharing by the Purchased Entity of any Tax liability of any Person.

          (b)    Tax Returns and Reports.  APL represents and warrants to the
                 -----------------------
Purchaser that except as set forth in Schedule 5.2(b), (i) all material Tax Returns that are required to be filed by or with respect to the Company or any member of the Seller's Group have been or will be duly and timely filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be timely paid in full, (iii) all deficiencies asserted or assessments made as a result of any tax examinations have been settled or paid in full, (iv) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause
(i) are currently pending, (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes or Tax Returns of the Company or any member of the Seller's Group, and (vi) no extension of time with respect to any date on which a Tax Return was or is to be filed is in force. Schedule 5.2(b) lists the date or dates through which the Internal Revenue Service have examined the United States federal income tax returns. All material Tax Returns referred to in clause (i) were prepared in the manner required by applicable law, are true, correct, and complete in all material respects, and accurately reflect the liability for Taxes of the Company and each of its Affiliates. True and complete copies of all federal, state, local and foreign Tax Returns of the Company or any member of the Seller's Group have been provided to the Purchaser prior to the date hereof.

          (c)    No FIRPTA Withholding.  APL represents and warrants to the
                 ---------------------
Purchaser that no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (d)    Payment of Taxes.  The Company and each member of the Seller's
                 ----------------
Group have paid, or caused to be paid, all material Taxes due, whether or not shown (or required to be shown) on a Tax Return, and have provided a sufficient reserve for the payment of all Taxes not yet due and payable (without regard to deferred Tax assets and liabilities) (the "Tax Reserve") on the Balance Sheet.

          (e)    Claims by Certain Jurisdictions and Liens on Assets. No
                 ---------------------------------------------------
material claim has ever been made by any taxing authority with respect to the Company or any member of the Seller's Group in a jurisdiction where the Company or such member does not file Tax Returns that the Company or such member is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company.

          (f)    Affiliated Group.  Neither the Company nor any of member of the
                 ----------------
Seller's Group has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which APL is the common parent, which affiliated group within the meaning of Section 1504(a) of the Code includes the Company.

          (g)    Section 338(h)(10) Election. APL represents and warrants that
                 ---------------------------
if the acquisition of the Shares is consummated pursuant to this Agreement, APL will be eligible to join with the Purchaser in making an election under Section 338(h)(10) of the Code with respect to such acquisition of the Shares.

          (h)    Withholding and Backup Withholding Taxes.  The Company and each
                 ----------------------------------------
member of the Seller's Group have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (i)    Adjustments to Income.  Neither the Company nor any member of
                 ---------------------
the Seller's Group has agreed to include, or is required to include, in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

          (j)    Spin-Offs.  Neither the Company nor any member of the Seller's
                 ---------
Group has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

          (k)    Options Treated as Stock.  There are no outstanding options,
                 ------------------------
warrants, instruments, contracts or other rights that might be treated for U.S. federal income tax purposes as stock or another equity interest in the Company or any member of the Seller's Group.

          (l0    Partnership Interests.  The Company is not a party to any joint
                 ---------------------
venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal income tax purposes.

          V.3    Liability for Taxes and Related Matters.
                 ---------------------------------------

          (a)    Liability of APL for Taxes.  APL shall indemnify, defend and
                 --------------------------
hold harmless the Purchaser, the Company and their respective officers, directors, employees, Affiliates and agents (each, a "Tax Indemnitee") from and against, and shall reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, the reasonable expenses of investigation and reasonable attorney's and accountant's fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered at any time by any Tax Indemnitee arising out of or attributable to (i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes by APL and/or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to the Purchaser in connection with this Agreement by APL or the Company), (ii) any and all Taxes for any Taxable Period ending on or before the Closing, (iii) any and all Taxes, whether determined on a separate, consolidated, combined, group or unitary basis, including any penalties and interest in respect thereof, of the Company or any member of the Seller's Group (A) pursuant to Treas. Reg. (S) 1.1502-6 or any comparable provision of state, local, or foreign law with respect to any Taxable Period beginning on or before the Closing or (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the Closing relating to the sharing of liability for, or payment of, Taxes or
(iv) any and all Taxes resulting from the Section 338 Election.

          (b)    Liability of Purchaser for Taxes. The Purchaser shall be liable
                 --------------------------------
for and shall indemnify APL for the Taxes of the Purchased Entity for (i) any Taxable Period that begins after the Closing and, (ii) with respect to any Taxable Period beginning before and ending after the Closing, the portion of such Taxable Period beginning after the Closing (other than Taxes arising under Treas. Reg (S) 1.1502-6 (or a similar provision of state or local law) with respect to the Seller's Group). The Purchaser shall be entitled to any refund of Taxes of the Purchased Entity received for such periods.

          (c)    Tax Periods.  With respect to any Taxes for any Taxable Period
                 -----------
that includes but does not end as of the Closing, the amount of Taxes subject to indemnification hereunder shall be calculated as if such Taxable Period ended on (and included) the Closing, except that property Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated based on the number of days in the annual period elapsed through the Closing compared to the number of days in the annual period elapsing after the Closing.

          V.4    Adjustment to Purchase Price.  Any payment by the Purchaser or
                 ----------------------------
APL under this Article V will be an adjustment to the Purchase Price, except as prohibited by applicable law.

          V.5    Tax Covenants.
                 -------------

          (a)    Certain Pre- and Post-Closing Tax Returns.  APL shall prepare
                 -----------------------------------------
and timely file, or shall cause to be
prepared and timely filed, in a manner consistent with past practice if changing such practice would adversely affect a Tax Indemnitee, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include or relate to the Company) that are required to be filed (with extensions) with respect to the Company on or before the Closing. APL shall timely pay or cause to be timely paid all Taxes shown as due, or required to be shown as due, on such Tax Returns. APL shall prepare and timely file, or shall cause to be prepared and timely filed, in a manner consistent with past practice if changing such practice would adversely affect a Tax Indemnitee, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include or relate to the Company) that are required to be filed (with extensions) with respect to the Company after the Closing for any Taxable Period that ends on or prior to the Closing. APL shall timely pay or cause to be timely paid all Taxes shown as due, or required to be shown as due, on such Tax Returns. In addition, APL shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with past practice as to the Company and timely pay all Taxes with respect to, all consolidated, combined, group or unitary Tax Returns that are required to be filed (with extensions) after the Closing with respect to the Company for all other Taxable Periods that begin on or before and end after the Closing; provided, however, that APL shall deliver the portion of any
                   --------  -------
such Tax Return that relates to the Company to the Purchaser at least 15 days prior to the due date thereof and the Purchaser shall have the right to comment on that portion of such Tax Return. At least 10 business days prior to the due date of any payment required to be made with respect to any Tax Return described in the preceding sentence, the Purchaser shall pay to APL any amount appropriately reflected on such Tax Return with respect to the Company that is attributable to any Taxable Period beginning after the Closing.

          (b)  Other Tax Returns.  The Purchaser shall prepare and timely file,
               -----------------
or shall cause to be prepared and timely filed, all Tax Returns that include or relate to the Company other than those described in Section 5.5(a); provided,
                                                                    --------
however, that with respect to any such Tax Returns, the Purchaser shall deliver
-------
to APL any Tax Return that relates to any Taxable Period ending on or prior to the Closing at least 15 days prior to the due date thereof and APL shall have the right to comment on such Tax Return. At least 10 business days prior to the due date of any payment required to be made with respect to any Tax Return described in the preceding sentence, APL shall pay to the Purchaser any amount appropriately reflected on such Tax Return with respect to the Company that is attributable to any Taxable Period ending on or prior to the Closing.

          (c)  FIRPTA Certificate.  At the Closing, APL shall deliver to the
               ------------------
Purchaser, pursuant to Section 1445(b)(2) of the Code and Treas. Reg. (S) 1.1445-2(b)(2), a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treas. Reg.
(S) 1.1445-2(b)(2)(iii)(B).

          (d)  Section 338 Election.  At the request of the Purchaser, APL will
               --------------------
join with the Purchaser in making an election under Section 338(h)(10) of the Code and Treasury Regulation (S) 1.338(h)(10)-1(d) (the "Section 338 Regulations") (and, to the extent requested by the Purchaser, any election comparable to Section 338(h)(10) of the Code under state, local or foreign Tax law) (collectively, the "Section 338 Election") with respect to the acquisition of the Shares by the Purchaser. APL and the Purchaser will cooperate with regard to the timely preparation and filing of a Section 338 Election and any and all forms with respect thereto under the laws of each appropriate jurisdiction for which such election is made. In particular, and without limiting the generality of the foregoing and subject to Section 5.5(e), APL shall deliver to the Purchaser a duly executed and completed Internal Revenue Service Form 8023 (or any successor form) and any similar state or local form to be filed, as well as any required attachments (collectively, the "Section 338 Forms") no later than ninety (90) calendar days after the Closing. In the event of any dispute with regard to the content of any Section 338 Form (including, without limitation, the Section 338 Determinations), APL and the Purchaser shall diligently attempt to resolve such dispute; but if APL and the Purchaser have been unable to resolve such dispute by the sixtieth day prior to the date any such form is to be filed, such dispute shall be resolved in accordance with the procedures contained in Section 5.5(e) for the resolution of disagreements regarding Section 338 Determinations. Each party shall promptly cause such
Section 338 Forms to be executed by an authorized person, and (subject to the receipt of the other party's signature) the party responsible for filing such forms with its Tax Returns will duly and timely do so, providing written evidence to the other party that it has done so. APL shall pay any Taxes attributable to its sale of the Shares and the making of any
Section 338 Election, including, without limitation, any Tax imposed upon the Company.

          (e)  Section 338 Determinations.  APL and the Purchaser shall jointly
               --------------------------
determine the liabilities of the Company, and allocate the "modified aggregate deemed sale price" (or the "aggregate deemed sale price," if applicable, or any deemed sale price comparable to the "modified aggregate deemed sale price" or the "aggregate deemed sale price" required to be allocated under state, local or foreign Tax law), such liabilities and other relevant items among the Company's assets in accordance with Section 338 of the Code, the Treasury Regulations promulgated thereunder and analogous provisions of state, local and foreign Tax laws (such determination and allocation, the "Section 338 Determinations"). If APL and the Purchaser are unable to agree with respect to any Section 338 Determination, APL and the Purchaser shall select an independent third firm of accountants from among the "big five" accounting firms to which the parties shall not unreasonably object to submit such disagreement for a final determination. APL and the Purchaser agree to act in accordance with the
Section 338 Determinations, as finally determined pursuant to this Section 5.5(e), in the preparation and filing of all Tax Returns (including, without limitation, any amended Tax Return and claim for refund) and in the course of any tax audit, appeal or litigation relating thereto, unless advised by counsel that it may not take such position without violating applicable law and without incurring penalties and except as may be required by a final determination with respect to any such issue. Upon payment of any indemnification obligations hereunder resulting in an adjustment of the "modified aggregate deemed sale price" (or the "aggregate deemed sale price," if applicable, or any deemed sale price comparable to the "modified aggregate deemed sale price" or the "aggregate deemed sale price" under state, local or foreign tax law), the Section 338 Determinations shall be appropriately adjusted in accordance with the procedures described in this Section 5.5(e).

          V.6  Transfer Taxes.  Notwithstanding anything to the contrary in this
               --------------
Article V, the Purchaser and APL shall bear equally the responsibility for all transfer taxes arising in connection with the transactions under this Agreement.

          V.7  Information to be Provided by the Purchaser.  With respect to the
               -------------------------------------------
period in 1999 prior to the Closing, the Purchaser shall promptly cause the Purchased Entity to prepare and provide to APL, at APL'S expense, a package of tax information materials relating to any Taxable Period ending on or prior to the Closing Date computed as if the Closing Date were the last day of any such Taxable Period (the "Tax Package"), which Tax Package shall include the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of taxation of the Purchased Entity. The Purchaser shall cause the Tax Package for the portion of the Taxable Period ending on the Closing to be delivered to APL within one hundred twenty (120) days after the Closing.

          V.8  Tax Proceedings.
               ---------------

          (a)  Right to Control Proceedings.  APL shall have (i)  the
               ----------------------------
responsibility for, and the right to control, at APL's expense, the audit (and disposition thereof) of any Tax Return relating to any Taxable Period ending on or prior to the Closing and (ii) the right to participate in the disposition of the audit of any Tax Return relating to any Taxable Period beginning before and ending after the Closing if such audit or disposition thereof could give rise to a claim for indemnification hereunder (any such audit or disposition, a "Tax Proceeding"); provided, however, that with respect to (i) and (ii) APL shall not
              --------  -------
initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect a Tax Indemnitee or any of its Affiliates without the written consent of the Tax Indemnitee, which consent shall not be unreasonably withheld or delayed.

          (b)  Notice; Reports.  APL's right to control a Tax Proceeding shall
               ---------------
commence upon the receipt by the Purchaser or any of its Affiliates (including, after the Closing, the Purchased Entity) of a proposed adjustment to Tax for the period under audit or examination communicated in writing. The Purchaser shall promptly notify APL in writing upon their learning of the pendency of a Tax Proceeding and shall reasonably cooperate with APL in the conduct of such Tax Proceeding. Any notification given by the Purchaser within 15 Business Days of its learning of the pendency of a Tax Proceeding shall constitute "prompt" notification for purposes of this Section 5.8. The failure on the part of the Purchaser to promptly notify APL of the pendency of a Tax Proceeding shall not in any way discharge APL's indemnity obligations hereunder, except that the Purchaser shall be liable for any increase in penalties, interest, other assessments or fees and expenses which are due solely to any delay in promptly notifying APL of the pendency of any Tax Proceeding and shall be responsible for any indemnity obligations to the extent that APL is prejudiced as a result of such delay. If APL does not assume the defense of a claim for a Tax made by a taxing authority with respect to which APL has indemnified a Tax Indemnitee under Section 5.3, the Tax Indemnitee may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of APL, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause the Purchased Entity to, reasonably cooperate with APL including providing reasonable access to records, returns and supporting information, in connection with any Tax Proceeding or matter as to which the Purchaser may seek indemnity or other relief from APL under this Article V. The Purchaser promptly shall pay APL any refunds, rebates or other recoveries received by the Purchased Entity to which APL is entitled pursuant to Section 5.3(a).

          V.9  Assistance and Cooperation.  After the Closing, each of APL and
               --------------------------
the Purchaser shall (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article V, (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of or including the Purchased Entity,
(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Purchased Entity for any Taxable Period beginning before the Closing Date, (iv) provide timely notice to the other in writing of any pending or threatened tax audits, proposed adjustments or assessments of any Tax of or relating to the Purchased Entity for Taxable Periods for which the other may have a liability under this Article V and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such Taxable Period.

          V.10  Survival, Etc.  Notwithstanding anything to the contrary
                -------------
contained in this Agreement, the representations and warranties, the covenants and agreements and the indemnification obligations set forth in Sections 5.2(a), 5.2(e), 5.2(g), 5.2(k) and 5.2(l) shall survive the Closing and shall remain in effect until 60 days after the expiration of the applicable statute of limitations (including any extension thereof) and the remaining representations and warranties set forth in Section 5.2 shall not survive the Closing. The indemnification obligations set forth in Section 5.3 and the covenants and agreements set forth in Section 5.5 shall survive the Closing and shall remain in effect until 60 days after the expiration of the applicable statute of limitations (including any extension thereof).


                                  ARTICLE VI

                             Conditions to Closing
                             ---------------------


          VI.1  Conditions to the Obligations of the Purchaser.  The obligations
                ----------------------------------------------
of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1, any one or more of which may be waived, in whole or in part, by the Purchaser:

          (a)  Approvals.  With respect to the HSR Act, the parties shall have
               ---------
procured such approvals, if applicable, or there shall have occurred the expiration or early termination of the applicable waiting periods, if any, with respect thereto without there being any continuing objection thereto. All notices required to be given prior to Closing to, all filings required to be made prior to Closing with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing from, any other Governmental Entity or any third party in connection with the consummation of the transactions contemplated herein and the financing thereof, have been made or obtained, except for the notices, filings, consents, approvals, authorizations, waivers and amendments, the failure to obtain would not have a Material Adverse Effect.

          (b)  Orders.  No party hereto shall be subject to any order, decree or
               ------
injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the sale of the Stock or the transactions contemplated by the Ancillary Agreements. In addition, no judgment, statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated, made or enforced by any Governmental Entity or court of competent jurisdiction which would have a Material Adverse Effect.

          (c)  Accuracy of Representations.  The representations and warranties
               ---------------------------
of APL in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing, and the Purchaser shall have received a certificate, dated the Closing, of an executive officer of APL to that effect. For the purposes of the foregoing condition, failures or breaches which may be immaterial individually, but are material in the aggregate, shall be deemed to be material.

          (d)  Performance of Covenants.  APL shall have performed and complied
               ------------------------
in all material respects (other than Sections 4.2 and 4.3 which it shall perform in all respects) with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate, dated the Closing, of an executive officer of APL to that effect.

          (e)  Resignation of Directors.  The directors of the Company shall
               ------------------------
have submitted their resignations in writing, effective as of the Closing, to the Company.

          (f)  Ancillary Agreements.  The Ancillary Agreements shall have been
               --------------------
executed and delivered by the parties thereto and be in full force and effect.

          (g)  Intercompany Accounts.  (i) All intercompany loans, advances and
               ---------------------
other extensions of credit made between the Company, on the one hand, and APL or an Affiliate of APL (other than the Company), on the other hand, shall have been eliminated and (ii) all cash and cash equivalents of the Company shall have been transferred to APL.

          (h)  Financing Letters.  The funding contemplated by the Financing
               -----------------
Letters shall have been obtained on
substantially the terms set forth in the term sheets attached to the Financing Letters.

          (i)  Material Adverse Effect.  Notwithstanding the exception contained
               -----------------------
in Section 2.10(a), from the date of this Agreement until the Closing there shall not have occurred a Material Adverse Effect. Since the date of the NOL Balance Sheet, there shall not have occurred events, changes, facts or effects which, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on the assets or properties, business, results of operations or financial condition of NOL.

          (j)  Working Capital and Net Fixed Assets.  Working Capital of the
               ------------------------------------
Company shall, as of the Closing Date, be not less than $(16,700,000); and Net Fixed Assets of the Company shall, as of the Closing Date, be not less than $95,000,000.

          (k)  Union Pacific Rail Agreement.  The execution of a binding
               ----------------------------
agreement among the Union Pacific Railroad Company, APL and the Company consistent with the term sheet attached as Exhibit I and otherwise containing terms that are reasonably acceptable to Purchaser.

          (l)  CSX Agreement.  The execution of a binding document among CSX
               -------------
Corporation, APL and the Company consistent with the memorandum of understanding attached as Exhibit J and otherwise containing terms that are reasonably acceptable to Purchaser.

          (m)  List of Company Rights.  APL shall have delivered to the
               ----------------------
Purchaser a list of Company Rights as provided in Section 2.24 which shall not, individually or in the aggregate, have a Material Adverse Effect.

          (n)  Assignment of Leases.  APL shall have assigned the leases for
               --------------------
containers and chassis set forth on Attachment 1 to Schedule 2.14(a) to LTS, and determined the number of chassis and established the mechanism to be put in place to accomplish the objective set forth in the last sentence of Section 4.4(a), in each case that is reasonably acceptable to the Purchaser.

          (o)  NOL Lines of Credit.  NOL shall have provided evidence reasonably
               -------------------
acceptable to the Purchaser to the
effect that as of the Closing NOL will have greater than $500 million of availability under its credit facilities with the Development Bank of Singapore and that the proceeds of the sale of the Shares hereunder will be available to NOL for general working capital purposes and will not be required to prepay any monetary obligations before their stated maturity.

          (p)  Hub Agreement.  APL, the Company and Hub International, Inc.
               -------------
shall have entered into an agreement on terms reasonably acceptable to Purchaser.

          The Purchaser agrees to promptly notify APL in writing when it deems the conditions set forth in Sections 6.1(k), (l), (m), (n), (o) or (p) to be satisfied or waived.

          VI.2 Conditions to the Obligations of APL.  The obligations of APL to
               ------------------------------------
consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this
Section 6.2, any one or more of which may be waived, in whole or in part, by APL.

          (a)  Approvals.  With respect to the HSR Act, the parties shall have
               ---------
procured such approvals, if applicable, or there shall have occurred the expiration or early termination of the applicable waiting periods, if any, with respect thereto without there being any continuing objection thereto.

          (b)  Orders.  No party hereto shall be subject to any order, decree or
               ------
injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the sale of the Stock or the transactions contemplated by the Ancillary Agreements. In addition, no judgment, statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated, made or enforced by any Governmental Entity or court of competent jurisdiction which would prevent the performance of APL's obligations hereunder.

          (c)  Accuracy of Representations.  The representations and warranties
               ---------------------------
of the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing, and APL shall have received a certificate, dated the Closing, of an executive officer of the Purchaser to that effect.

          (d)    Performance of Covenants.  The Purchaser shall have performed
                 ------------------------
and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and APL shall have received a certificate, dated the Closing, of an executive officer of the Purchaser to that effect.

          (e)    Ancillary Agreements. The Ancillary Agreements shall have been
                 --------------------
executed and delivered by the parties thereto and be in full force and effect.

          (f)    Shareholder Vote.  The shareholders of NOL shall have approved
                 ----------------
the transactions contemplated hereby pursuant to an extraordinary general meeting.

          VI.3   Pacer Extension.  If Mile High exercises its option to extend
                 ---------------
the Original Termination Date (as defined in the Pacer Merger Agreement) pursuant to the Extension Letter, it shall promptly deliver a copy of the Extension Notice (as defined in the Extension Letter) to APL.


                                  ARTICLE VII

                                  Termination
                                  -----------


          VII.1  Grounds for Termination.  This Agreement may be terminated at
                 -----------------------
any time prior to Closing:

          (a)  Mutual Agreement.  by the mutual written agreement of APL and the
               ----------------
Purchaser;

          (b)  Expiration.  by APL or by the Purchaser if the Closing shall not
               ----------
have occurred on or before May 31, 1999; unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon the HSR Act, in which event no party may rely upon this Section 7.1(b) to terminate this Agreement until July 7, 1999; provided that Purchaser shall have 14 days after delivery by APL of an agreement that APL believes in good faith satisfies Section 6.1(k) to decide whether such agreement is reasonably acceptable to Purchaser, and if Purchaser decides that such agreement is reasonably acceptable to Purchaser, and notifies APL thereof in writing within such 14 day period, the expiration shall be extended to the 30th day after the date of such acceptance, but in no event earlier than May 31, 1999 or later than June 14, 1999, and if Purchaser does not notify APL of its acceptance in writing within such 14 day period, the Agreement may be terminated by APL or by the Purchaser; provided further that the expiration date may be extended on at least a day for day basis with the written consent of APL, which shall not be unreasonably withheld, but in no event later than June 30, 1999, upon the waiver by the Purchaser and APL of the conditions to Closing other than Section 6.1(h).

          (c)  Contravention of Law.  By APL or by the Purchaser if consummation
               --------------------
of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction (other than as a result of the failure to obtain approval of the shareholders of NOL); provided, that, the party seeking to terminate this
                      --------
Agreement pursuant to this clause (c) shall have used all commercially reasonable efforts to remove such final order, decree or judgment;

          (d)  Breach.  by APL or by the Purchaser if there has been a breach by
               ------
the other of any representation, warranty, covenant or agreement contained in this Agreement which would result in a condition set forth in Section 6.1(c) or
(d) or Section 6.2(c) or (d) of this Agreement, as the case may be, not being satisfied, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

          (e)  Shareholder Vote.  By APL or by the Purchaser if the approval of
               ----------------
the shareholders of NOL required by Section 6.2(f) shall not have been obtained for any reason by May 14, 1999; and

          (f)  Superior Unsolicited Acquisition Proposal.  By APL at any time
               -----------------------------------------
prior to the earlier of (i) April 30, 1999 and (ii) the time the shareholders of NOL shall have voted to approve this Agreement if NOL or APL receives an unsolicited Acquisition Proposal and determines in good faith upon the advice of its financial advisors that such unsolicited Acquisition Proposal is superior in its terms to the terms contemplated hereunder.

          VII.2  Effect of Termination.  (a)  In the event that (i) this
                 ---------------------
Agreement is terminated by either party pursuant to Section 7.1(b), (ii) the reason for such termination is that the condition set forth in Section 6.1(h) was not satisfied and (iii) the Purchaser is entitled to any amounts from the stockholders of Pacer under the Pacer Merger Agreement, whether pursuant to any termination provisions or otherwise, the Purchaser shall use commercially reasonable best efforts to cause such stockholders (and not the Purchaser) to be responsible for and include in any such amounts and pay to APL the reasonable out-of-pocket expenses incurred by APL in connection with the transactions contemplated by this Agreement;

          (b) In the event that this Agreement is terminated by either party hereto pursuant to Section 7.1(e) and Sections 7.2(c) and 7.2(d) do not apply, then APL shall pay the Purchaser a fee of $2,000,000 plus its reasonable out-of-pocket expenses. In the event that this Agreement is so terminated and NOL, APL or an Affiliate thereof consummates, or enters into an agreement which is subsequently consummated for, a transaction within 12 months of the date of such termination, then APL, upon consummation, shall pay the Purchaser an additional fee of $48,000,000;

          (c) In the event that this Agreement is terminated by either party hereto pursuant to Section 7.1(e) and (i) no meeting of shareholders of NOL was convened by May 14, 1999 or (ii) the board of directors of NOL did not recommend approval by the shareholders from the date of this Agreement though the date of the meeting, then APL shall pay the Purchaser a fee of $20,000,000 plus its reasonable out-of-pocket expenses. In the event that this Agreement is so terminated and NOL, APL or an Affiliate thereof consummates, or enters into an agreement which is subsequently consummated within 12 months of the date of such termination, then APL, upon consummation, shall pay the Purchaser an additional fee of $30,000,000;

          (d) In the event that this Agreement is terminated by either party hereto pursuant to Section 7.1(e) and APL held discussions with a Person with respect to an Acquisition Proposal, then APL shall pay the Purchaser a fee of $20,000,000 plus its reasonable out-of-pocket expenses. In the event that this Agreement is so terminated and NOL, APL or an Affiliate thereof consummates, or enters into an agreement which is subsequently consummated within 12 months of the date of such termination, then APL, upon consummation, shall pay the Purchaser an additional fee of $30,000,000;

          (e)  In the event that this Agreement is terminated by APL pursuant to
Section 7.1(f), then APL shall pay the purchaser a fee of $50,000,000 plus its reasonable out-of-pocket expenses; and

          (f) In the event of any termination of this Agreement, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in Section 4.6 hereto or this Section 7.2; provided, that (i)
                                                             --------
nothing in this Section 7.2 shall relieve any party from liability for willful breach of this Agreement and (ii) if this Agreement is terminated pursuant to
Section 7.1(d) the terminating party shall be reimbursed by the other party for its reasonable out-of-pocket expenses.

          VII.3  Interest.  Any monies owed by either party pursuant to Section
                 --------
1.3, Section 4.14 or Section 7.2 shall be payable by wire transfer of same day funds within two business days after such amount becomes due. Each party acknowledges that the agreements contained in Section 1.3, Section 4.14 and
Section 7.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to Section 1.2, Section 4.14 or Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment for the fee, the liable party shall pay the claiming party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.


                                 ARTICLE VIII

                                Indemnification
                                ---------------

          VIII.1  Survival of Representations, Warranties, Covenants and
                  ------------------------------------------------------
Agreements.  Except as provided in Section 8.8, the representations and
----------
warranties included or provided for herein shall survive the Closing until March 31, 2001 and the covenants and agreements provided for herein shall terminate on the Closing; provided, however, that (i) the covenants and agreements of the
             --------  -------
parties hereto shall survive the Closing unless or until they are otherwise terminated by their terms, (ii) the representations and warranties contained in
Section 2.23 (Environmental Matters) shall survive to the Closing and shall remain in effect until March 31, 2004 and (iii) the representations and warranties contained in Section 2.17 (Employee Benefit Plans) shall survive the Closing and shall remain in effect until 60 days after the expiration of the applicable statute of limitations (including any extensions thereof) with respect to matters addressed in such Section. All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement shall be deemed representations and warranties by the parties hereunder.

          VIII.2  Indemnification.  For a period commencing on the Closing and
                  ---------------
ending, as the case may be, upon the expiration of the applicable period specified in Section 8.1, APL, on the one hand, or the Purchaser, on the other hand (the "Indemnifying Party"), shall, subject to the limitations set forth in this Article VIII hereof, indemnify and hold harmless respectively the Purchaser and each of its Affiliates, officers, directors, employees and agents, on the one hand, or APL and each of its Affiliates and their respective officers, directors, employees and agents, on the other hand, as the case may be (each of such persons and entities, an "Indemnified Party"), against and in respect of all Losses resulting from (i) any misrepresentation or breach of warranty or the nonfulfillment of any agreement, covenant or obligation by the Indemnifying Party made in this Agreement, and (ii) the failure by the Indemnifying Party to perform any agreement, consent or obligation of the Indemnifying Party contained in this Agreement and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

          VIII.3  Method of Asserting Claims, etc.  All claims for
                  -------------------------------
indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3. Any Indemnified Party seeking indemnity pursuant to Section 8.2 or Section 5.3 shall give prompt notice to the Indemnifying Party of the receipt by the Indemnified Party of a claim or demand in the case of a third party claim (a "Third Party Claim"), and the amount or the estimated amount thereof to the extent then feasible, and in the event that an Indemnified Party shall assert a claim for indemnity under this Article VIII not including a Third Party Claim, the Indemnified Party shall make such claim by giving prompt notice thereof to the Indemnifying Party within the period of time during which such representation or warranty survives the Closing pursuant to Section 8.1 hereof. Such written notice shall specify with reasonable detail the basis for such claim and the amount thereof. Following the timely giving of such notice in accordance with Section 8.1, the Indemnified Party shall be entitled to pursue its rights to be indemnified under this Article VIII for such claim notwithstanding the subsequent expiration of the survival period applicable to the representation or warranty upon which such claim is based; provided, however, that any failure to provide such notice shall not constitute
--------  -------
a waiver of the Indemnifying Party's indemnity obligations hereunder except to the extent the Indemnifying Party is actually materially prejudiced thereby.
The Indemnifying Party shall have 30 days from the personal delivery or mailing of such notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. With respect to a Third Party Claim, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party at the Indemnifying Party's sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party's right to assume the defense is exercised, the Indemnifying Party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party Claim. The Indemnifying Party shall not settle or compromise any Third Party Claim that it elects to defend without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party has not elected to assume the defense of a Third Party Claim, the Indemnified Party may defend and settle the claim for the account and cost of the Indemnifying Party; provided, that the Indemnified Party will not settle the
                    --------
Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will promptly pay, or reimburse the Indemnified Party for payment of, costs and expenses (including reasonable fees and expenses of counsel) incurred in the defense thereof. The Indemnified Party shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim, if (i) the Indemnified Party shall have been advised in writing by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of such counsel to the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests are in conflict with those of the Indemnified Party, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Party or involves or could reasonably be expected to involve injunctive or other non-monetary relief or (iii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion that results in prejudicing the Indemnified Party.

          VIII.4  Limitation on Damages.  In no event shall any Indemnifying
                  ---------------------
Party be liable to any Indemnified Party for special, incidental, consequential or punitive damages other than such damages payable by any Indemnified Party as a result of a Third Party Claim.

          VIII.5  Exclusive Remedy.  Each of APL and the Purchaser agrees that,
                  ----------------
from and after the Closing, its sole and exclusive remedy with respect to any and all claims against the other party relating to the subject matter of this Agreement (other than the Ancillary Agreements) shall be pursuant to this
Article VIII (except for claims relating to Tax matters, which shall be governed by Article V) and Section 7.2 hereof. In furtherance of the foregoing, each of APL and the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other party relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation or otherwise; provided, however, that the
                                                 --------  -------
parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of posting a bond or any security, this being in addition to any other remedy to which they are entitled at law or in equity.

          VIII.6  Insurance Proceeds; Interest.  In determining the amount of
                  ----------------------------
any Loss for which any party is entitled to indemnification under this Article VIII, the gross amount thereof (a) will be reduced by any insurance proceeds realized by such party from third party insurers less the amount that is equal to the present value of the aggregate future increased insurance policy premium amounts (if any) attributable to the claims made for such Loss discounted at the Company's weighted average cost of capital, (b) will be reduced by any Tax benefits realized by such party in connection with such Loss to the extent such Tax benefit results directly from the incurrence of such Loss and (c) will be increased by any Tax detriments suffered by such party in connection with such Loss to the extent such Tax detriments result directly from such indemnity payment hereunder.

          VIII.7  Deductible; Maximum Liability.
                  -----------------------------

          (a) No claim for indemnification shall be brought under this Article VIII for breaches of representations and warranties against an Indemnifying Party unless and until the aggregate amount of all claims for indemnification under this Article VIII for breaches of representations and warranties against such Indemnifying Party exceeds $6,000,000, and then only for that portion of the aggregate amount of claims that exceeds such amount.

          (b) The indemnification obligations of either party under this Article VIII shall be limited to a maximum aggregate liability of $150,000,000.

          VIII.8  Tax Losses.  Losses related to Tax matters are expressly
                  ----------
excluded from this Article VIII and instead shall be governed by the provisions of Article V.


                                  ARTICLE IX

                              Certain Definitions
                              -------------------


          IX.1  Certain Definitions.  For all purposes of this Agreement, except
                -------------------
as otherwise expressly provided or unless the context otherwise requires:

          "Acquisition Proposal" has the meaning set forth in Section 4.2.

          "Actual EBITDA" has the meaning set forth in Section 1.2.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of more than 25% of the voting securities of that Person.

          "Agreement" means this Agreement by and between APL and the Purchaser, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Administrative Services Agreement" shall mean the Administrative Services Agreement substantially in the form attached hereto as Exhibit B.

          "Ancillary Agreements" shall mean the Non-Competition Agreement, the Administrative Services Agreement, the Information Technology Access and License Agreement, the Stacktrain Services Agreement, the TPI Chassis Sublet Agreement, the Equipment Supply Agreement, the Shareholders Agreement and the Tax Sharing Agreement.

          "APL" has the meaning set forth in Section 2.3.

          "Apollo" has the meaning set forth in Section 4.15.

          "Balance Sheet" has the meaning set forth in Section 2.6(a).

          "Benefit Plans" has the meaning set forth in Section 2.17(a).

          "Business" shall mean the businesses engaged in by the Company as of the date of this Agreement.

          "Business Days" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by law or executive order to close.

          "Closing" has the meaning set forth in Section 1.5.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          "Company Rights" has the meaning set forth in Section 2.24.

          "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated September 23, 1998, between NOL and the Purchaser and the Confidentiality Agreement, dated October 7, 1998, between NOL and Pacer International, Inc.

          "EBITDA" has the meaning set forth in Section 1.2.

          "EBITDA Target" has the meaning set forth in Section 1.2.

          "Employees" has the meaning set forth in Section 2.17(a).

          "Environmental Law" means any international, national, provincial, regional, federal, state, municipal or local law, rule, regulation, order, judgment, decree, permit, authorization, license or common law or decisional law (including without limitation principals of tort negligence, trespass, nuisance, strict liability, contribution and indemnification) which regulates, establishes standards or requirements or concerns liability with respect to the environment, protection of or damage to natural resources or safety or health of human beings or other living organisms as it relates to Hazardous Substance exposure, including without limitation the manufacture, distribution in commerce, transportation and use of Hazardous Substances.

          "Equipment Supply Agreement" shall mean the Equipment Supply Agreement substantially in the form attached hereto as Exhibit F.

          "ERISA" has the meaning set forth in Section 2.17(a).

          "ERISA Affiliate" has the meaning set forth in Section 2.17(c).

          "Extension Letter" has the meaning set forth in Section 4.14.

          "Final Income Statement" has the meaning set forth in Section 1.3.

          "Financial Statements" has the meaning set forth in Section 2.6(a).

          "Financing Letters" has the meaning set forth in Section 3.4.

          "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

          "Governmental Antitrust Entity" has the meaning set forth in Section 4.3(c).

          "Governmental Entity" shall mean any court, administrative agency or commission or other national, federal, state or local governmental authority or instrumentality.

          "Hazardous Substance" means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, oil or petroleum or petroleum-derived substance, waste, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including without limitation any product) that is regulated, restricted or designated as such or under any Environmental Law.

          "HSR Act" has the meaning set forth in Section 2.3.

          "Indebtedness" has the meaning set forth in Section 2.6(b).

          "Indemnified Party" has the meaning set forth in Section 8.2.

          "Independent Firm" has the meaning set forth in Section 1.3.

          "Information Technology Outsourcing and License Agreement" shall mean the Information Technology Outsourcing and License Agreement based on the terms attached hereto as Exhibit C.

          "Insurance Proceeds" has the meaning set forth in Section 4.8(a).

          "Intellectual Property Rights" has the meaning set forth in Section 2.24.

          "Knowledge" shall mean, with respect to any Person, the knowledge of any individual (except as otherwise indicated, upon reasonable investigation) who (a) is serving as a director or officer of such Person, (b) is employed in the law department of such Person or (c) is currently employed by such Person with responsibility for the particular subject area or subject matter.

          "Law" shall mean applicable statutes, laws, codes, ordinances, regulations, rules, Permits (as defined below), judgements, decrees and orders of any Governmental Entity.

          "Liability" shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

          "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, tenancy, right, community property interest, right of first refusal, or restriction of any nature whatsoever including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Logo" has the meaning set forth in Section 4.5.

          "Losses" means any and all fines, liabilities, judgments, losses, costs, deficiencies, penalties, expenses (including, without limitation, the reasonable fees and expenses of investigation and counsel), or damages, including in each case, interest and penalties.

          "Material Adverse Effect" shall mean events, changes, facts or effects which, individually or in the aggregate, (i) have had or are reasonably likely to have a material adverse effect on the assets or properties, business, results of operations or financial condition of the Company or (ii) which would materially delay or prevent the performance of the obligations of any party hereunder.

          "Material Contracts" has the meaning set forth in Section 2.14.

          "Mile High" has the meaning set forth in Section 3.6.

          "Net Fixed Assets" shall mean as at any date of determination and determined without duplication, consolidated property, plant and equipment of the Company net of accumulated depreciation, computed in accordance with GAAP consistently applied.

          "NOL" has the meaning set forth in Section 2.3.

          "Non-Competition Agreement" shall mean the Noncompetition Agreement substantially in the form attached hereto as Exhibit A.

          "Nonsolicitation Period" has the meaning set forth in Section 4.2

          "Notice Period" has the meaning set forth in Section 8.3.

          "NS" has the meaning set forth in Section 6.1(k).

          "Objection" has the meaning set forth in Section 1.3.

          "Pacer" has the meanings set froth in Section 3.6.

          "Pacer Merger Agreement" has the meaning set forth in Section 3.6.

          "Pacer Transaction" has the meaning set forth in Section 3.6.

          "Pension Plan" has the meaning set forth in Section 2.17(b).

          "Permit" shall mean any license, permit, franchise, certificate of authority, order or other authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Permitted Liens" shall mean the following types of Liens: (a) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company and (c) any zoning or similar law or right reserved to or vested in any Governmental Entity to control or regulate the use of any real property that do not materially impair the present use of the property subject thereto.

          "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Entity or any other entity.

          "Purchase Price" has the meaning set forth in Section 1.2.

          "Purchased Entity" shall mean the Company.

          "Real Property" has the meaning set forth in Section 2.9(b).

          "Registration Rights Agreement" shall mean the Registration Rights Agreement in substantially the form attached hereto as Exhibit G.

          "Representative" has the meanings set forth in Section 4.2.

          "Schedule" shall mean a disclosure schedule delivered by APL to the Purchaser on or prior to the date of this Agreement.

          "Section 338 Determinations" has the meaning set forth in Section 5.5(e).

          "Section 338 Election" has the meaning set forth in Section 5.5(d).

          "Section 338 Forms" has the meaning set forth in Section 5.5(d).

          "Section 338 Regulations" has the meaning set forth in Section 5.5(d).

          "Seller's Group" shall mean any (i) "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) or (ii) affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes that includes or included APL or the Company or any predecessor of or successor to APL or the Company (or another such predecessor or successor).

          "Securities Act" has the meaning set forth in Section 2.5.

          "Shareholders Agreement" shall mean the Shareholders Agreement in substantially the form attached hereto as Exhibit G.

          "Shares" has the meaning set forth in Section 1.1.

          "Stacktrain Services Agreement" shall mean the Stacktrain Services Agreement substantially in the form attached hereto as Exhibit D.

          "Stock" has the meaning set forth in Recitals of this Agreement.

          "Taxes" has the meaning set forth in Section 5.1.

          "Tax Package" has the meaning set forth in Section 5.7.

          "Tax Proceeding" has the meaning set forth in Section 5.8(a).

          "Tax Reserve" has the meaning set forth in Section 5.2(e).

          "Tax Return" has the meaning set forth in Section 5.1.

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement in substantially the form attached hereto as Exhibit K.

          "Taxable Period" has the meaning set forth in Section 5.1. "Third Party Claim" has the meaning set forth in Section 8.3.

          "TPI Chassis Sublet Agreement" shall mean the TPI Chassis Sublet Agreement substantially in the form attached hereto as Exhibit E.

          "Warn Act" has the meaning set forth in
Section 4.9.

          "Welfare Plan" has the meaning set forth in Section 2.17(e).

          "Working Capital" shall mean, as at any date of determination and determined without duplication, the excess, if any, of (i) consolidated current assets, computed in accordance with GAAP consistently applied, over (ii) consolidated current liabilities, computed in accordance with GAAP consistently applied, excluding in each case intercompany receivables and payables from and to APL and its Affiliates (other than the Company) and third party payables related to such intercompany receivables. Working Capital at Closing will be prepared using the same types of management judgment, estimates, forecasts, policies, opinions and allocations that were used for the Working Capital calculation attached as Exhibit L hereto.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------


          X.1  Amendments.  This Agreement may not be amended or modified except
               ----------
by the express written consent of the parties hereto.

          X.2  Assignment.  Neither party may assign this Agreement or its
               ----------
rights or obligations hereunder, whether by operation of law or otherwise, to any third party without the prior written consent of the other party.

          X.3  Notices.  All notices or communications hereunder shall be in
               -------
writing and shall be sent by personal service, by facsimile transmission or by overnight mail by courier of internationally recognized standing addressed as follows (or such other address as such party may designate in writing):

          To APL:

          1111 Broadway
          Oakland, CA 94607-5500
          Attention:  Timothy J. Windle
          Facsimile: (510) 272-8932

          With a copy to:

          Sullivan & Cromwell
          1888 Century Park East
          Los Angeles, California 90067
          Attention:  Steven B. Stokdyk, Esq.
          Telephone:  (310) 712-6624
          Facsimile:  (310) 712-8800

          To the Purchaser:

          Joshua Harris
          c/o Apollo Management, L.P.
          1301 Avenue of the Americas
          New York, New York  10019
          Telephone:  (212) 261-4032
          Facsimile:  (212) 261-4102

          and

          Bruce Spector
          c/o Apollo Management, L.P.
          1999 Avenue of the Stars
          Suite 1910
          Los Angeles, CA  90067
          Telephone:  (310) 201-4124
          Facsimile:  (310) 201-4199

          With copies to:

          Morton A. Pierce, Esq.
          Douglas L. Getter, Esq.
          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019
          Telephone:  (212) 259-6640
          Telephone:  (212) 259-6685
          Facsimile:  (212) 259-6333

Any notice hereunder shall be effective upon receipt by the intended recipient.

          X.4  Severability. The provisions of this Agreement shall be deemed
               ------------
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          X.5  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York.

          X.6  Interpretation. When a reference is made in this Agreement to an
               --------------
Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and
(c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          X.7  Entire Agreement. This Agreement, together with any agreement
               ----------------
executed and delivered by the parties concurrently herewith and the Schedules and Exhibits attached hereto and together with the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and APL with respect to the subject matter hereof. There are no representations, warranties, covenants or

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

undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the Stock purchased hereunder and the subject matter hereof, other than the Confidentiality Agreement.

          X.8   Publicity. The parties jointly will prepare a news release or
                ---------
other announcement regarding this Agreement and, subject to their respective legal obligations or stock exchange requirements, thereafter will consult with each other regarding the text of any press release or other public statement relating to the transaction contemplated by this Agreement prior to any release or filing thereof.

          X.9   Expenses.  Subject to Article V and Article VIII, APL and the
                --------
Purchaser each shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

          X.10  No Third Party Beneficiaries. Nothing in this Agreement,
                ----------------------------
expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          X.11  Jurisdiction. Each of the parties hereto hereby irrevocably
                ------------
submits in any legal action or proceeding relating to or arising out of this Agreement, any of the Ancillary Agreements or any other document relating hereto or delivered in connection with the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar

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

form of mail), postage prepaid, to such party at its address set forth in
Section 10.3 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

          X.12  Counterparts. This Agreement may be executed in counterparts,
                ------------
each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.


                                        COYOTE ACQUISITION LLC

                                        By: /s/ Josh Harris
                                            ________________________________
                                            Name: Josh Harris
                                            Title: Vice President



                                        APL LIMITED


                                        By: /s/ Timothy J. Rhein
                                            ________________________________
                                            Name: Timothy J. Rhein
                                            Title: President and Chief Executive
                                                    Officer

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